Exhibit 4.3

PORTIONS OF THIS EXHIBIT MARKED WITH AN ASTERISK (*) INDICATE OMISSION OF MATERIAL WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

AGREEMENT AND PLAN OF MERGER

By and Among
Himax Display, Inc.
as the Purchaser,

Spatial Photonics, Inc.
as the Company,

AND

Wen Hsieh,
as the Stockholder Representative

Dated November 8, 2010

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement ”) is made and entered into this 8th day of November, 2010 (the “Agreement Date”), by and among Himax Display, Inc., a corporation organized under the laws of the Republic of China (the “Purchaser ”) and Spatial Photonics, a Delaware corporation (the “Company”), and Wen Hsieh, solely in its capacity as the representative of the Stockholders (the “Stockholder Representative”). Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in Exhibit A. As used in this Agreement, the term “Merger Sub” has the meaning set forth in Section 7.13 and such entity, when formed, shall become a party to this Agreement as provided in Section 7.13.

WHEREAS, Purchaser and the Company entered into a Series D- 1 Preferred Stock Purchase Agreement dated November 8, 2010 (the “Series D-1 Purchase Agreement”), pursuant to which Purchaser purchased shares of Series D-1 Preferred Stock of the Company on the terms and conditions set forth therein (the “Series D-1 Investment”);

WHEREAS, it is a condition precedent to the Series D-1 Investment that the parties enter into this Agreement;

WHEREAS, subject to the terms and conditions specified herein, as partial consideration for the Purchaser’s willingness to make the Series D-1 Investment under the Series D-1 Purchase Agreement, the Company wishes to grant the Purchaser an option to acquire all of the outstanding shares of the Company pursuant to a reverse triangular merger of Merger Sub with and into the Company (the “Merger”) in exchange for the issuance of the Merger Consideration (as defined below);

WHEREAS, the Merger Consideration to be paid by the Purchaser upon exercise of the Purchase Option (as defined below) has been determined through arm's-length negotiations by the parties;

WHEREAS, concurrently with the execution of this Agreement, the Company and the Purchaser have entered into an Intellectual Property Agreement in the form attached hereto as Exhibit H;

WHEREAS, the respective boards of directors of the Purchaser and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that the Purchaser and the Company enter into this Agreement and to consummate the transactions contemplated hereby should the Purchaser elect to exercise the Purchase Option as provided herein; and

WHEREAS, the Purchaser will cause the Merger Sub to be formed promptly following the Agreement Date and upon its execution of this Agreement, the Merger Sub shall become a party to this Agreement;

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1
THE OPTION

1.1 Purchase Option by the Purchaser. The Company hereby grants to Purchaser the option (the “Purchase Option”) to, subject to the terms and conditions set forth herein, acquire all of the outstanding shares of capital stock of the Company pursuant to the consummation of the Merger contemplated by, and upon the terms and conditions set forth in, this Agreement.

* INDICATES OMISSION OF MATERIAL WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

1.2  Procedure. The Purchaser may, at its sole and absolute discretion, elect to exercise the Purchase Option on or before October 31, 2011 (the “Purchase Option Expiration Date”), by delivering written notice of such exercise to the Company. The date on which the Purchaser delivers the exercise notice is referred to hereinafter as the “Exercise Date.” Upon the delivery of the exercise notice, the parties hereto shall consummate the Merger in accordance with Article 2 below. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, (i) the Purchase Option shall expire as of 11:59 pm, Pacific Time, on the Purchase Option Expiration Date, and (ii) to the extent the Purchaser elects not to exercise the Purchase Option on or prior to the Purchase Option Expiration Date, the Purchaser shall continue to hold shares of its Series D-1 Preferred Stock (or Series D Preferred Stock or Common Stock issued upon conversion thereof) after the Purchase Option Expiration Date.

1.3  Option by the Company. Notwithstanding anything to the contrary, in the event this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(d), the Company shall have the right to cause the Purchaser to issue to the Company the Merger Consideration that would otherwise have been issuable to the Stockholders pursuant to Article 2 had the Purchase Option been exercised by the Purchaser (the “Company Option”), by delivering a written notice to the Purchaser no later than seven Business Days after the Purchase Option Expiration Date (the “Company Option Expiration Date”); provided, however, that in no event will the Company be entitled to exercise the Company Option if, prior on the Purchase Option Expiration Date:

(a)      there exists a reliability failure mode as of Purchase Option Expiration Date other than as disclosed in the * attached as Exhibit B-1 hereto, and the Company is unable to demonstrate on or prior to the Purchase Option Expiration Date that such failure mode achieves at least *, in each case in accordance with Exhibit B;

(b)      there exists Indebtedness of the Company as of the Agreement Date that was not known to the Purchaser as of the Agreement Date, and the Company is not provided with funding by one or more of its Stockholders (other than the Purchaser) to discharge such Indebtedness prior to the Purchase Option Expiration Date;

(c)      there has been a breach by the Company of its representations and warranties set forth in Section 4.10(c) hereof and such breach shall not have been cured prior to the later of (i) the Purchase Option Expiration Date, and (ii) 10 Business Days after the earlier of (x) receipt by the Company of written notice of such breach from the Purchaser or (y) the date on which the Company becomes aware of such breach; or

(d)      there has been a material breach by the Company of any of its covenants set forth in Section 7.2(b) hereof and such breach shall not have been cured prior to the later of (i) the Purchase Option Expiration Date, and (ii) 10 Business Days after the earlier of (x) receipt by the Company of written notice of such breach from the Purchaser or (y) the date on which the Company becomes aware of such breach.

For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, the Company Option shall expire as of 11:59 pm, Pacific Time, on the Company Option Expiration Date.

ARTICLE 2
THE MERGER

2.1        The Merger. In accordance with the provisions of this Agreement, at the Effective Time, the Merger Sub will be merged (the “Merger”) with and into the Company in accordance with the provisions of the Delaware General Corporation Law (“DGCL”). Following the Merger, the Company

will continue as the surviving corporation and a wholly-owned subsidiary of the Purchaser (the “Surviving Corporation”), and the separate corporate existence of the Merger Sub will cease.

2.2      Closing of the Merger; Effective Time and Actions at the Merger Closing. Subject to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2 and the exercise of the Purchase Option by the Purchaser, the consummation of the Merger and the other transactions contemplated by this Agreement (the “Merger Closing”) will take place at the offices of Baker & McKenzie LLP, 660 Hansen Way, Palo Alto, California no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2, or at such other time, date and location as the Purchaser and the Company may agree in writing (the “Merger Closing Date”). On the Merger Closing Date:

(a)      Effective Time. The Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 251(c) of the DGCL. The time that the Merger becomes effective in accordance with Sections 103 and 251 of the DGCL is referred to in this Agreement as the “Effective Time.”

(b)      General Deliveries. The parties will deliver or cause to be delivered the various certificates, instruments and documents referred to in Sections 6.1 and 6.2. In addition, Purchaser shall deliver the Purchaser Fully-Diluted Capital Stock Certificate to the Company no later than three Business Days prior to the Merger Closing Date for the purpose of enabling the Company to prepare the Final Merger Consideration Allocation Schedule pursuant to Section 3.

(c)      Exchange Agent Agreement.

(i)      The Purchaser and a third party exchange agent (the “Exchange Agent”) will execute and deliver an Exchange Agent Agreement in a form reasonably satisfactory to the Purchaser and the Company (the “Exchange Agent Agreement”).

(ii)      Promptly after the Effective Time and in any event within three Business Days thereof, the Purchaser will update its shareholder registry to reflect the issuance of the shares of Purchaser Common Stock to the Stockholders as Merger Consideration pursuant to Article 3. Within three months after the Effective Time, the Purchaser will deposit with the Exchange Agent the share certificates representing the aggregate number of shares of Purchaser Common Stock issuable to the Stockholders as the Merger Consideration pursuant to Article 3 at the Merger Closing. Such share certificates will be held by the Exchange Agent under the terms of the Exchange Agent Agreement (the “Exchange Fund”) for disbursement after the Closing as set forth in Section 2.2(d) and Article 3.

(d)       Disbursement to Stockholders. Promptly after the Effective Time, the Purchaser will cause the Exchange Agent to deliver to the Stockholders the applicable portion of the Merger Consideration, if any, in accordance with Article 3 and the other applicable provisions of this Agreement and the Exchange Agent Agreement.

(e)       Fractional Shares. No fraction of a share of Purchaser Common Stock will be issued at the Effective Time, but in lieu thereof, each holder of Outstanding Company Shares who would otherwise be entitled to a fraction of a share of Purchaser Common Stock pursuant to Article 3 hereof (after aggregating all fractional shares of Purchaser Common Stock to be received by such holder) will be entitled to receive an amount of cash (rounded to the nearest cent) equal to the product of such fraction multiplied by the Purchaser Stock Price.

2.3     Effects of the Merger. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of the Company and the Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub will become debts, liabilities and duties of the Surviving Corporation.

2.4     Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be “Spatial Photonics, Inc.” and such other changes as may be required pursuant to Section 8.1 hereof. The bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation, subject to any changes as may be required pursuant to Section 8.1 hereof.

2.5     Directors. The directors of the Merger Sub at the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and the bylaws of the Surviving Corporation or as otherwise provided by Law.

2.6     Officers. The officers of the Merger Sub at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

2.7     Closing of the Company Option Exercise. In the event that Purchaser does not exercise the Purchase Option by the Purchase Option Expiration Date, and subject to the satisfaction or waiver of the conditions set forth in Section 6.1 and the exercise of the Company Option by the Company, the consummation of the issuance of the Merger Consideration to the Company pursuant to Section 1.3 (the “Company Option Closing”) will take place at the offices of Baker & McKenzie LLP, 660 Hansen Way, Palo Alto, California no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Section 6.1, or at such other time, date and location as the Purchaser and the Company may agree in writing (the “Company Option Exercise Closing Date”). Purchaser shall deliver the Purchaser Fully-Diluted Capital Stock Certificate to the Company, together with a calculation of the number of shares of Purchaser Common Stock to be issued to the Company pursuant to Section 1.3, within three Business Days following the exercise by the Company of the Company Option pursuant to Section 1.3, which share calculation shall be reasonably satisfactory to the Company. Promptly after the Company Option Closing, and in any event within three Business Days thereof, Purchaser will update its shareholder registry to reflect the issuance of the shares of Merger Consideration to the Company pursuant to Section 1.3. Within three months after the Effective Time, the Purchaser will deliver to the Company the share certificate representing the aggregate number of shares of Purchaser Common Stock issuable to the Company as the Merger Consideration as contemplated pursuant to Section 1.3.

ARTICLE 3
EFFECT OF MERGER; EXCHANGE PROCEDURES

3.1     Merger Consideration.

          (a)        For the purposes hereof, the following definitions will apply:

(i)       “Class M Pro-Rata” means the percentage obtained by dividing one share of Class M Stock by the Class M Shares.

(ii) “Class M Allocation” means an aggregate number of shares of Purchaser Common Stock equal to 17.416% (or such lesser percentage as may be determined by the Company prior to the Effective Time with the prior written consent of Purchaser which shall not be unreasonably withheld) of the Merger Consideration, if any, which shall be allocated or otherwise payable to the holders of the Outstanding Class M Shares in connection with the Merger pursuant to the terms of Article IV, Section 3 of the Company Certificate.

(iii) “Company Certificate” means the Certificate of Incorporation of the Company, as amended and/or restated.

(iv) “Common Pro-Rata” means the percentage obtained by dividing one share of Common Stock by the Company Common Shares.

(v) “Common Stock Allocation” means the aggregate percentage of the Merger Consideration, if any, allocated or otherwise payable to the holders of the Company Common Shares in connection with the Merger pursuant to the terms of Article IV, Section 3 of the Company Certificate.

(vi) “Company Common Shares” means the aggregate number of shares of Common Stock issued and outstanding as of the Effective Time.

(vii) “Merger Consideration ” means that number of shares of Purchaser Common Stock equal to 97.5% of such number of shares of Purchaser Common Stock as will equal that percentage of the Purchaser Fully Diluted Capital Stock following the issuance of such shares that is determined in accordance with Exhibit B to this Agreement, it being understood that the remaining 2.5% of such number of shares of Purchaser Common Stock so determined shall be retained by the Purchaser for issuance to its directors, officers, employees and consultants.

(viii) “Options” means all outstanding options, warrants or other rights to acquire shares of Company Capital Stock, whether or not exercisable and whether or not vested, and whether or not granted under the Plans.

(ix) “Outstanding Class M Shares” means the aggregate number of shares of Class M Stock issued and outstanding as of the Effective Time.

(x) “Outstanding Company Shares” means the sum of (a) the number of Company Common Shares, plus (b) the number of Outstanding Class M shares; plus (c) the number of Outstanding Company Series A Shares, plus (d) the number of Outstanding Company Series B Shares, plus (e) the number of Outstanding Company Series C Shares, plus (f) the number of Outstanding Company Series D Shares, plus (g) the number of shares of Series D-1 Preferred Stock, in each case issued and outstanding as of the Effective Time.

(xi) “Outstanding Company Series A Shares” means the aggregate number of shares of Series A Preferred Stock, issued and outstanding as of the Effective Time.

(xii) “Outstanding Company Series B Shares” means the aggregate number of shares of Series B Preferred Stock, issued and outstanding as of the Effective Time.

(xiii) “Outstanding Company Series C Shares” means the aggregate number of shares of Series C Preferred Stock, issued and outstanding as of the Effective Time.

(xiv) “Outstanding Company Series D Shares” means the aggregate number of shares of Series D Preferred Stock, issued and outstanding as of the Effective Time.

(xv) “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series D-1 Preferred Stock of the Company.

(xvi) “Purchaser Fully Diluted Capital Stock” means, as of immediately prior to the Effective Time or as of immediately prior to the Company Option Closing, as applicable, the sum of (A) all outstanding shares of Purchaser Common Stock, plus (B) all outstanding shares of preferred stock of the Purchaser (calculated on an as-converted to common stock basis); plus (C) the number of shares of Purchaser Common Stock issuable upon exercise of all outstanding warrants, options or other rights to acquire Purchaser Common Stock.

(xvii)      “Purchaser Fully Diluted Capital Stock Certificate” means a certificate duly executed by the Secretary of Purchaser, in a form mutually acceptable to each of Purchaser and the Company, setting forth the number of Purchaser Fully Diluted Capital Stock as of immediately prior to the Effective Time, or the Company Option Closing, as applicable.

(xviii)      “Purchaser Stock Price” means the fair market value of the Purchaser Common Stock as of the Closing as determined in good faith by the Board of Directors of the Purchaser.

(xix)        “Series A Allocation” means the aggregate portion of the Merger Consideration, if any, allocated or otherwise payable to the holders of the Outstanding Company Series A Shares in connection with the Merger pursuant to the terms of Article IV, Section 3 of the Company Certificate.

(xx)         “Series A Pro-Rata” means the percentage obtained by dividing one share of Series A Preferred Stock by the Outstanding Company Series A Shares.

(xxi)        “Series B Allocation” means the aggregate portion of the Merger Consideration, if any, allocated or otherwise payable to the holders of the Outstanding Company Series B Shares in connection with the Merger pursuant to the terms of Article IV, Section 3 of the Company Certificate.

(xxii)       “Series B Pro-Rata” means the percentage obtained by dividing one share of Series B Preferred Stock by the Outstanding Company Series B Shares.

(xxiii)      “Series C Allocation” means the aggregate portion of the Merger Consideration, if any, allocated or otherwise payable to the holders of the Outstanding Company Series C Shares in connection with the Merger pursuant to the terms of Article IV, Section 3 of the Company Certificate.

(xxiv)      “Series C Pro-Rata” means the percentage obtained by dividing one share of Series C Preferred Stock by the Outstanding Company Series C Shares.

(xxv)       “Series D Allocation ” means the aggregate percentage of the Merger Consideration allocated or otherwise payable to the holders of the Outstanding Company Series D Shares in connection with the Merger pursuant to the terms of Article IV, Section 3 of the Company Certificate.

(xxvi)      “Series D Pro-Rata” means the percentage obtained by dividing one share of Series D Preferred Stock by the Outstanding Company Series D Shares.

(b)     Conversion of Company Capital Stock.

(i)           Class M Stock. Subject to the terms hereof, as of the Effective Time, each share of Class M Stock issued and outstanding (other than shares of Class M Stock to be cancelled in accordance with subsection (iv) hereof, and any Dissenting Shares) that is vested as of immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Merger Sub, the Company or the Stockholders, will be cancelled and extinguished, and each such vested share of Class M Stock will at the Effective Time be converted into the right to receive a number of shares of Purchaser Common Stock equal to the product of (x) the Class M Pro-Rata multiplied by (y) the product of (1) the Class M Allocation multiplied by (2) the Merger Consideration.

(ii)           Preferred Stock. Subject to the terms hereof, as of the Effective Time, each share of Preferred Stock of the Company issued and outstanding (other than shares of Preferred Stock to be cancelled in accordance with subsection (iv) hereof, and any Dissenting Shares) immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Merger Sub, the Company or the Stockholders, will be cancelled and extinguished, and each such share of such Preferred Stock will at the Effective Time be converted into the right to receive the following:

(A)      with respect to the Series D-1 Preferred Stock, each share of such stock will have no right to receive any portion of the Merger Consideration;

(B)      with respect to the Series D Preferred Stock, each share of such stock will be converted into the right to receive a number of shares of Purchaser Common Stock equal to the product of (x) the Series D Pro-Rata multiplied by (y) the product of (1) the Series D Allocation multiplied by (2) the Merger Consideration;

(C)      with respect to the Series C Preferred Stock, each share of such stock will be converted into the right to receive a number of shares of Purchaser Common Stock equal to the product of (x) the Series C Pro-Rata multiplied by (y) the product of (1) the Series C Allocation multiplied by (2) the Merger Consideration;

(D)     with respect to the Series B Preferred Stock, each share of such stock will be converted into the right to receive a number of shares of Purchaser Common Stock equal to the product of (x) the Series B Pro-Rata multiplied by (y) the product of (1) the Series B Allocation multiplied by (2) the Merger Consideration; and

(E)      with respect to the Series A Preferred Stock, each share of such stock will be converted into the right to receive a number of shares of Purchaser Common Stock equal to the product of (x) the Series A Pro-Rata multiplied by (y) the product of (1) the Series A Allocation multiplied by (2) the Merger Consideration.

(iii)         Common Stock. Subject to the terms hereof, as of the Effective Time, each share of Common Stock issued and outstanding (other than shares of Common Stock to be cancelled in accordance with subsection (iv) hereof, and any Dissenting Shares) immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Merger Sub, the Company or the Stockholders, will be cancelled and extinguished, and each such share of Common Stock will at the Effective Time be converted into the right to receive a number of shares of Purchaser Common Stock equal to the product of (x) Common Pro-Rata multiplied by (y) the product of (1) the Common Stock Allocation multiplied by (2) the Merger Consideration.

(iv)         Treasury Stock; Stock Owned by the Purchaser. Each share of Company Capital Stock that is owned by the Company or the Purchaser, or by any Affiliate of the Purchaser, immediately prior to the Effective Time will automatically be cancelled and extinguished and will cease to exist, and no consideration will be delivered in exchange therefor.

(v)          Generally. All Outstanding Company Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing such Outstanding Company Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration issuable with respect to the shares subject to such certificate in accordance with this Article 3.

(c)      Conversion of Merger Sub Capital Stock. As of the Effective Time, each issued and outstanding share of capital stock of the Merger Sub will be converted into one validly issued, fully-paid and non-assessable share of common stock, $0.001 par value, of the Surviving Corporation.

3.2        Rights to Acquire Company Capital Stock.

 (a)      Options. Immediately prior to the Effective Time and contingent upon the consummation of the transactions contemplated by this Agreement, all Options issued and outstanding will automatically become fully vested and will terminate at the Effective Time without any action on the part of any party. As a result of such termination, the holders of the Options will not be entitled to receive any Merger Consideration or other consideration in exchange therefor, and such Options will be cancelled and extinguished. The Company shall provide adequate notice to the holders of any such Options of the provisions of this Section 3.2(a) and shall provide an opportunity to the holders of such Options to exercise such Options effective as of immediately prior to the Effective Time and contingent upon the closing of the Merger.

(b)      Warrants. Prior to the Effective Time, the Company shall take all actions necessary (including, without limitation, soliciting the written consent of or and/or waiver by the holders of any warrant) to effect a termination as of the Effective Time of each warrant to purchase any shares of Company Capital Stock that remains outstanding and is not exercised immediately prior to the Effective Time (whether such warrant is vested or unvested). For the avoidance of doubt, the Company shall not be in breach of this covenant if any warrant remains in effect as of the Effective Time as a result of the Company being unable to obtain, after having taken all actions necessary, any required consent or waiver of the holder of such warrant to the termination thereof.

(c)      No Other Rights. Without limiting Sections 3.2(a) and 3.2(b), prior to the Effective Time, the Company will have taken all actions necessary or appropriate so that (i) at the Effective Time, all options, warrants, securities convertible into Company Capital Stock (other than Outstanding Company Shares) and other rights to purchase or otherwise acquire Company Capital Stock (other than Outstanding Company Shares) from the Company will be cancelled and the Option Plan will be terminated, provided that any such termination will comply with the provisions of Code Section 409A where applicable, (ii) at the Effective Time, no Person other than the holders of the Outstanding Company Shares will have any right, title or interest in or equity interests in the Company or the Surviving Corporation, (iii) the holders of Outstanding Company Shares and Options will, on and after the Effective Time, have no right, title or interest in or to the Company, the Surviving Corporation or any securities of the Company or the Surviving Corporation (other than the right to receive the Merger Consideration or their rights with respect to any Dissenting Shares), and (iv) no Person holding any securities of the Company will have any right to acquire any securities of the Purchaser other than holders of Outstanding Company Shares, the Merger Sub or the Surviving Corporation by virtue of any such securities of the Company other than the Merger Consideration. For the avoidance of doubt, the Company shall not be in breach of this covenant if any options, warrants, securities convertible into Company Capital Stock (other than Outstanding Company Shares) and other rights to purchase or otherwise acquire Company Capital Stock remain in effect as of the Effective Time as a result of the Company being unable to obtain, after having taken all actions necessary, any required consent or waiver of the holders thereof to the termination thereof.

3.3        Exchange.

(a)       Exchange Procedures. The following exchange procedures will govern the exchange of the Outstanding Company Shares at or following the Effective Time:

(i)       No later than three Business Days prior to the Merger Closing Date, and subject to prior receipt by the Company of the Purchaser Fully-Diluted Capital Stock Certificate, the Company will have delivered to the Purchaser a spreadsheet setting forth (I) the name of each Stockholder as of the Merger Closing Date, (II) the number of shares and stock certificate numbers of Outstanding Company Shares held by such Stockholder as of the Effective Time, and (III) the portion of the Merger Consideration, if any, issuable to such Stockholder in accordance with the provisions hereof and of the Company Certificate as of the Closing Date (such spreadsheet, the “Final Merger Consideration Allocation Schedule”). Upon receipt by the Purchaser and Purchaser’s approval thereof (which approval will not be unreasonably delayed, conditioned or withheld), the Final Merger Consideration Allocation Schedule will be appended to this Agreement as Exhibit C hereto and appended as an appropriately numbered exhibit to the Exchange Agent Agreement.

(ii)      As soon as practicable after the Effective Time but in no event later than three Business Days thereafter, the Purchaser will mail, or will cause the Exchange Agent to mail, to each Stockholder at the respective addresses set forth on the Final Merger Consideration Allocation Schedule the following: (A) notice that the Closing has occurred; (B) a certified (by Purchaser’s company seal) copy of the shareholders roster of the Purchaser evidencing the issuance to such Stockholder of the portion of the Merger Consideration to be issued to such Stockholder in accordance with the Final Merger Consideration Allocation Schedule, (C) a letter of transmittal in the form attached to the Exchange Agent Agreement (the “Transmittal Letter”); and (D) instructions for effecting the surrender of the Certificates (as defined herein) in exchange for the Merger Consideration issuable and payable with respect thereto.

(iii)     Upon surrender of a certificate or certificates after the Effective Time which immediately prior to the Effective Time represented any Outstanding Company Shares (a “Certificate”) (or an effective affidavit of loss required by Section 3.3(b)), together with a duly executed Transmittal Letter (collectively, the “Transmittal Documentation”), to the Exchange Agent, the holder of such Certificate will be entitled to receive, in exchange therefor, that portion of the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article 3, all as set forth in the Final Merger Consideration Allocation Schedule, and the surrendered Certificate will immediately be cancelled.

(iv)    Within two Business Days of receipt by the Exchange Agent of the duly executed Transmittal Documentation with respect to the Outstanding Company Shares for which the applicable Transmittal Documentation has been properly submitted, and subject to the receipt by the Exchange Agent from the Purchaser of the certificates of the Purchaser Common Stock pursuant to Section 2.2(c), the Exchange Agent will deliver to such tendering holder of such Outstanding Company Shares the share certificates representing the portion of the Merger Consideration issued to such Stockholder with respect to the Outstanding Company Shares for which the applicable Transmittal Documentation has been properly submitted.

(b)        Lost, Stolen or Destroyed Certificates . In the event that any Certificates have been lost, stolen or destroyed, the Exchange Agent may, in its discretion and as a condition precedent to the issuance of any Merger Consideration in respect thereof, require the owner of such lost, stolen or destroyed Certificate to provide an affidavit of such loss, theft or destruction in a form reasonably satisfactory to the Exchange Agent and any additional documentation reasonably requested by the Exchange Agent.

(c)        Dissenting Shares. The provisions of this Section 3.3 will also apply to Dissenting Shares that lose their status as such, except that the obligations of the Purchaser under this Section 3.3 will commence on the date of loss of such status and the holder of such shares will be entitled to receive in exchange for such shares, that portion of the Merger Consideration to which such holder is entitled pursuant to Section 3.1.

(d)        No Further Ownership Rights in Company Capital Stock. Any Merger Consideration paid or issued upon the surrender of Certificates in accordance with the terms hereof will be deemed to be in full satisfaction of all rights pertaining to such Certificates, and there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

(e)        Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed on the date that is 120 days after the Effective Time will be delivered to the Purchaser, provided that the Purchaser provides prior written notification to the Stockholder Representative of such delivery to Purchaser, and any holder of a Certificate who has not previously complied with this Section 3.3 will be entitled to receive, upon demand, only from the Purchaser that portion of the Merger Consideration to which such holder is entitled pursuant to Section 3.1 .

3.4        Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised the holder’s appraisal rights in accordance with Section 262 of the DGCL or any successor provision (“Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, then such Dissenting Shares will thereupon be treated as if they had been converted as of the Effective Time into the right to receive that portion of the Merger Consideration payable with respect to such shares, without interest or dividends thereon, upon the surrender of the Certificate(s) which formerly represented such Dissenting Shares, in the manner provided in Section 3.3. The Company will give (a) the Purchaser and the Stockholder Representative prompt notice of any written demands received by the Company for appraisal of shares of Company Capital Stock, attempted withdrawals of such demands and any other instrument served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (b) the Purchaser the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, except with the prior written consent of the Purchaser.

3.5        Taking of Necessary Action; Further Action.

(a)        Merger Closing. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company and the Stockholder Representative will and are hereby authorized to, in the name of their respective corporations or otherwise, take all such lawful and necessary action as may be requested by the Purchaser.

(b)        Company Option Closing. If, at any time after the Company Option Closing, any further action is necessary or desirable to vest the Company with full right, title and possession to the shares of Purchaser Common Stock constituting the Merger Consideration, the officers and directors of the Purchaser will use commercially reasonable efforts to take all such lawful and necessary action as may be requested by the Company.

3.6        Taxes. Notwithstanding any other provision of this Agreement, the Purchaser will have the right to collect a FIRPTA Certificate substantially in the form attached hereto as Exhibit D from the Company and Forms W-8 or W-9 or other similar forms from the Stockholders to the extent required by any foreign, federal, state or local laws. The parties intend that (i) the Merger will be treated as a tax-free reorganization for federal income tax purposes and (ii) all of the Merger Consideration will be treated for federal income tax purposes as payments in exchange for the Company Capital Stock owned by the Stockholders. The parties agree to report the transactions contemplated by this Agreement in a manner consistent with that intent. The Purchaser will take no action inconsistent with such intended treatment, including merging the Company into the Purchaser or any direct or indirect subsidiary of Purchaser in connection with the Merger.

3.7        Securities Law Compliance.

(a)       The Merger Consideration will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act or Section 3(a)(10) of the Securities Act and may not be re- offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom.

(b)       The certificates representing shares of Purchaser Common Stock will be legended as follows:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

Such certificates will also include such additional legends as necessary to comply with applicable foreign, federal and state securities laws. The certificates representing the Purchaser Common Stock will be subject to a stop transfer order with the Purchaser’s transfer agent that restricts the transfer of such shares of Purchaser Common Stock except in compliance herewith.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Disclosure Schedule delivered by the Company to the Purchaser simultaneous with the execution of this Agreement (the “Company Disclosure Schedule”, the Company hereby represents and warrants to the Purchaser that the following statements are true and correct as of the Agreement Date.

4.1        Organization, Good Standing and Qualification. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. (b) The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted, and to execute and deliver this Agreement and the Ancillary Agreements. (c) Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so as of the Agreement Date would not have a material adverse effect on the Company, its assets (including intellectual property assets) or its business.

4.2        Subsidiaries. The Company does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any corporation, partnership, limited liability company or other business entity.

4.3       Capitalization; Voting Rights.

(a)        The authorized capital stock of the Company, as of the Agreement Date, consists of (i) 875,000,000 shares of Common Stock, par value $0.001 per share, 24,855,554 shares of which are issued and outstanding as of the Agreement Date, (ii) 722,085,875 shares of Preferred Stock, par value $0.001 per share, 64,360,000 shares of which are designated Series A Preferred Stock, 64,000,000 of which are issued and outstanding and 360,000 shares of which have been reserved for issuance upon exercise of outstanding warrants, in each case as of the Agreement Date, and 61,500,000 shares of which are designated Series B Preferred Stock, 58,819,540 of which are issued and outstanding as of the Agreement Date and 1,322,222 have been reserved for issuance upon exercise of outstanding warrants , 72,243,347 shares of which are designated as Series C Preferred Stock, , 58,134,137 of which are issued and outstanding as of the Agreement Date, 408,864,129 of which are Series D Preferred Stock, 259,728,080 shares of which are issued and outstanding as of the Agreement Date, and 114,848,399 shares of which is Series D -1 Preferred Stock, 114,841,391 shares of which are issued and outstanding as of the Agreement Date and immediately after completion of the Closing under the Series D-1 Purchase Agreement and (iii) 54,904,794 shares of Class M Stock, none of which are issued and outstanding as of the Agreement Date.

(b)       Under the Company’s 2005 Equity Incentive Plan (the “2005 Plan”), (i) 1,162,336 shares have been issued pursuant to restricted stock purchase agreements and/or the exercise of outstanding options, which are included in Section 3.3(a) as outstanding shares of Common Stock, (ii)  34,468,586 options to purchase shares have been granted and are currently outstanding, and (iii)  4,706,078 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company. Under the Company’s 2010 Equity Incentive Plan (the “2010 Plan” and collectively with the 2005 Plan, the “Plans”), 54,904,794 shares of Class M Stock have been reserved for issuance to officers, directors, employees and consultants of the Company, none of which are issued and outstanding.

(c)       Other than (i) the shares reserved for issuance under the Plans, and (ii) warrants issued pursuant to (x) the Convertible Note and Warrant Purchase Agreement, dated as of April 25, 2007 between the Company and certain investors, and (y) the Note and Warrant Purchase Agreement dated March 8, 2010, as amended, between the Company and certain investors and the Amended and Restated Second 2010 Note and Warrant Purchase Agreement dated August 23, 2010 between the Company, the Purchaser and certain investors, there are no outstanding options, warrants, rights (including conversion or preemptive rights, anti-dilution rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities.

(d)       All issued and outstanding shares of the Company’s Common Stock and securities to purchase the same (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities; and (iii) with respect to Common Stock only, are subject to a right of first refusal in favor of the Company upon transfer. The Company has not repurchased or made any redemption of any of its Common Stock except for repurchases made resulting from termination of employment or consulting services (whether actual or constructive).

(e)       All outstanding shares of Common Stock and Preferred Stock, and all shares of Common Stock and Preferred Stock issuable upon the exercise or conversion of outstanding options, warrants or other exercisable or convertible securities are subject to a market standoff or “lockup” agreement of not less than 180 days following the Company’s initial public offering.

(f)       All options granted and Common Stock issued as equity compensation to directors, employees or consultants vest as follows: twenty-five percent (25%) of the shares vest one (1) year following the vesting commencement date, with the remaining seventy-five percent (75%) vesting in equal monthly installments over the next three (3) years. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment or consulting services (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events.

(g)       The Company has delivered to the Purchaser or its counsel a true and complete list of the securityholders of the Company, showing the number of shares of Common Stock or other securities of the Company held by each securityholder as of the Agreement Date and, in the case of options, warrants and other convertible securities, the exercise price thereof and the number and type of securities issuable thereunder.

4.4       Authorization; Binding Obligations. Subject to approval of the Merger and adoption of this Agreement by the stockholders of the Company, the Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements and to perform its obligations under this Agreement and each such Ancillary Agreement. Subject to approval of the Merger and adoption of this Agreement by the stockholders of the Company, the execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the

Company and, assuming the due authorization, execution and delivery by each of the other parties to the Agreement, constitutes the legal, valid and binding obligation of the Company, subject only to the approval of the stockholders of the Company and the governmental approvals listed in Section 4.17, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution and delivery by the Company of the Ancillary Agreements, and assuming the due authorization, execution and delivery by each of the other parties to each Ancillary Agreement, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.5       Financial Statements. Attached to the Company Disclosure Schedule as Appendix A thereto are (i) the Company's audited balance sheet, and statement of operations and cash flows of the Company for the period ended December 31, 2009 and (ii) the Company's unaudited balance sheet and statement of operations of the Company dated September 30, 2010 (the "Company Interim Balance Sheet") (all such financial statements in clauses (i) and (ii) being collectively referred to herein as the "Company Financial Statements"). Such Financial Statements (a) present fairly the financial condition of the Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (b) have been prepared in accordance with generally accepted United States accounting principles (“U.S. GAAP”) applied on a consistent basis, except, as to the unaudited Financial Statements, for the omission of notes thereto and normal year-end audit adjustments.

4.6       No Undisclosed Liabilities. The Company has no Liability of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with U.S. GAAP except for (a) Liabilities accrued or expressly reserved for in specific line items on the Company Interim Balance Sheet, (b) Liabilities incurred in the ordinary course of business after the date of the Company Interim Balance Sheet, (c) Liabilities incurred in the ordinary course pursuant to contractual obligations, or (d) Liabilities incurred directly in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and as expressly contemplated by this Agreement and the Ancillary Agreements.

4.7       Agreements; Action.

(a)       There are no agreements, understandings, instruments, contracts (oral or written), proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) future obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000, or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses by the Company of “off the shelf” or other standard products), or (iii) provisions restricting the development, manufacture or distribution of the Company’s products or services, or (iv) indemnification by the Company with respect to infringements of proprietary rights other than pursuant to contracts entered into in the ordinary course of business, or (v) which are otherwise material to the Company, its assets or its business.

(b)       The Company has not (i) accrued, declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than trade payables incurred in the ordinary course of business) individually in excess of $25,000 or, in the case of indebtedness and/or liabilities individually less than $25,000, in excess of $50,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel or business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(c)       For the purposes of subsections (a) and (b) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

4.8    Obligations to Related Parties. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than for (a) payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of the current officers, directors, stockholders or key employees of the Company or any members of their immediate families, is indebted to the Company, or to the Company’s knowledge, none of the Company’s officers, directors or key employees has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, other than (i) passive investments in companies (representing less than 1% of such company) which may compete with the Company or (ii) investments by directors personally or through venture capital funds or investment entities with which the directors of the Company may be affiliated. No officer, director or stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company or offer letters made in the ordinary course of business).

4.9    Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to its properties and assets and good marketable title to its leasehold estates, in each case free and clear of Encumbrances other than Permitted Encumbrances. With respect to its properties and assets in which the Company has a valid leasehold interest, the Company is in material compliance with such leases.

4.10      Intellectual Property.

(a)       The Company owns all right, title and interest, free and clear of Encumbrances other than Permitted Encumbrances, or is duly licensed under or otherwise authorized to use all patents, patent applications, inventions whether or not patentable, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, moral rights, confidential and proprietary information, compositions of matter, formulas, designs and other proprietary rights and processes (collectively “Intellectual Property ”) sufficient for the conduct of the Company business as now conducted and as presently proposed to be conducted. To the Company’s knowledge, it has not violated or infringed, and is not currently violating or infringing, any Intellectual Property of any other person or entity. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property owned by the Company, nor is the Company bound by or a party to any options, licenses or agreements of any kind (except for non-disclosure agreements entered into in the ordinary course of business) with respect to its Intellectual Property. Other than license fees for software that is generally commercially available, the Company is not obligated to pay any royalties or other compensation to any third party in respect of its ownership, use or license of any of its Intellectual Property. The Company has never agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to Intellectual Property.

(b)       Schedule 3.10(b) of the Company Disclosure Schedule identifies each (i) patent that has been issued or assigned to the Company with respect to any of its Intellectual Property,

(ii)  pending patent application that the Company has made with respect to any of its Intellectual Property, (iii) copyright or trademark registration or application with respect to the Intellectual Property of the Company, and (iv) service mark or domain name registration or application with respect to the Intellectual Property of the Company.

(c)       The Company owns all right, title and interest in the patents listed in Schedule 4.10(b)(i) of the Company Disclosure Schedule and the pending patent applications listed in Schedule 4.10(b)(ii) of the Company Disclosure Schedule.

(d)       The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

(e)       The Company has taken all commercially reasonable necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of Company confidential information and to preserve and maintain all Company’s interests and proprietary rights in the Company’s Intellectual Property. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such employee’s duties to the Company or that would conflict with the Company’s business as conducted and as presently proposed to be conducted. All current and former founders, employees, consultants of the Company or other third parties engaged by the Company for the purpose of developing Intellectual Property have entered into a valid and binding written proprietary information and inventions agreement in the form(s) as delivered to the Purchaser and all such agreements are in full force and effect. No employee, officer or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement. The Company does not believe it is or will be necessary to utilize any inventions of any employees of the Company (or persons the Company currently intends to hire) made prior to their employment by the Company.

(f)       The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Software; (ii) distributed Open Source Materials in conjunction with any Company Software; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to any Company Software or grant, or purport to grant, to any third party, any rights or immunities under any Intellectual Property of the Company (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(g)       No government funding; facilities of a university, college, other educational institution or research center; or funding from third parties (other than funds received in consideration for convertible debt or equity investments in the Company or from borrowings from banks or other financial institutions) was used in the development of Intellectual Property by or on behalf of the Company. No current or former founder, employee, consultant or independent contractor of Company, who was involved in, or who contributed to, the creation or development of any Intellectual Property by or on behalf of the Company, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such founder, employee, consultant or independent contractor was also performing services for Company.

4.11      Compliance with Other Instruments. The Company is not in violation or default of any term of its charter documents, each as amended, or of any material provision of any mortgage, indenture, contract, lease, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ. The execution, delivery, and performance of and compliance with this Agreement, and the Ancillary Agreements, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a material default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties.

4.12      Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that would reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Change to the Company, or any change in the current equity ownership of the Company or that questions the validity of this Agreement or the Ancillary Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby. The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened in writing involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party to, or to its knowledge subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

4.13      Tax Returns and Payments. The Company is and always has been a subchapter C corporation. The Company has filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s knowledge all other taxes due and payable by the Company on or before the Agreement Date, have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes.

4.14      Employees. The Company currently employs 42 individuals. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. All employees of the Company are engaged by the Company on an at-will basis. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and to the Company’s knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. The Company is not aware that any officer, key employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees. There are no actions pending, or to the Company’s knowledge, threatened, by any former or current employee concerning such person’s employment by the Company. To the Company’s knowledge, the Company has complied with applicable state and federal equal employment opportunity laws and with other laws related to employment.

4.15      Obligations of Management. Each officer and key employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. The Company is not aware that any officer or key employee of the Company is planning to work less than full time at the Company in the future. No officer or key employee is currently working or, to the Company’s knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

4.16      Compliance with Laws; Permits. To its knowledge, the Company is not in material violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated by this Agreement, will require the Company to obtain any material consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority, except approval by the Investment Commission of Ministry of Economic Affairs of the Republic of China. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could cause a Material Adverse Change to the Company and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently proposed to be conducted.

4.17      Environmental and Safety Laws. To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

4.18      Insurance. The Company has general commercial, product liability, fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.

4.19      Brokers or Finders. Neither the Company nor any Person acting on behalf of the Company has incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.

4.20      Full Disclosure. Neither this Agreement, the exhibits hereto, the Ancillary Agreements nor the Company Disclosure Schedule contain any untrue statement of a material fact nor, to the Company’s knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that as of the date of this Agreement the statements set forth in this Article 5 are true and correct, except as set forth in the disclosure letter delivered herewith (the “Purchaser Disclosure Schedule”):

5.1       Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Republic of China and has all requisite corporate power and authority to conduct its business as presently conducted. The Purchaser is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary except where the failure to be so qualified would not have a Material Adverse Change on the Purchaser. When it becomes a party to this Agreement as contemplated by Section 7.14, Merger Sub shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and shall have all requisite corporate power to enter into this Agreement and the Ancillary Agreements to which it is a party and perform its obligations thereunder.

5.2       Authority and Enforceability. Subject to the approval of the stockholders of the Purchaser as may be required under the Laws of the Republic of China, which approval will be obtained prior to the Closing, the Purchaser has and, when it becomes a party to this Agreement, the Merger Sub shall have, all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Purchaser. The execution, delivery and performance of this Agreement and the Ancillary Agreements shall have been duly authorized by all necessary action on the part of Merger Sub at the time that it executes this Agreement. This Agreement has been duly executed and delivered by the Purchaser and, at the time it becomes a party to this Agreement, shall have been duly executed and delivered by the Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties to the Agreement, constitutes, in the case of the Purchaser, or shall constitute at the time it becomes a party to this Agreement, in the case of Merger Sub, the legal, valid and binding obligation of the Purchaser and the Merger Sub, subject only to the approval of the stockholders of the Purchaser (which will be obtained prior to the Closing) and the governmental approvals listed in Section 5.3, enforceable against the Purchaser and upon execution hereof, against the Merger Sub in accordance with its terms, subject to
(a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. Upon the execution and delivery by the Purchaser and the Merger Sub of the Ancillary Agreements to which they are a party, and assuming the due authorization, execution and delivery by each of the other parties to each Ancillary Agreement, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

5.3       Compliance with Other Instruments. The Purchaser is not in violation or default of any term of its charter documents, each as amended, or of any material provision of any mortgage, indenture, contract, lease, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ. The execution, delivery, and performance of and compliance with this Agreement, and the Ancillary Agreements, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a material default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Purchaser, its business or operations or any of its assets or properties.

5.4       Consents. Neither the execution, delivery and performance of this Agreement by the Purchaser or the Merger Sub, nor the consummation by the Purchaser and the Merger Sub of the transactions contemplated by this Agreement, will require the Purchaser or the Merger Sub to obtain any material consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority, except approval by the Investment Commission of Ministry of Economic Affairs of the Republic of China.

5.5       Financial Statements. The audited consolidated balance sheet of the Purchaser as of December 31, 2009 (the “Purchaser’s Balance Sheet”) and the related audited consolidated statements of income, changes in stockholders’ equity and cash flow for the fiscal year then ended made available to the Company (i) have been prepared in accordance with generally accepted accounting principles of the Republic of China (Taiwan) applied on a consistent basis throughout the periods indicated (other than the provision of notes in connection with interim financial statements) and (ii) fairly represent the consolidated financial position of the Purchaser at the respective dates thereof and the consolidated financial position of Purchaser at the periods indicated (subject to normal recurring year-end adjustments).

5.6       No Undisclosed Liabilities. The Purchaser has no Liability of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with generally accepted accounting principles of the Republic of China (Taiwan) except for (a) Liabilities accrued or expressly reserved for in specific line items on the Purchaser’s Balance Sheet, (b) Liabilities incurred in the ordinary course of business after the date of the Purchaser's Balance Sheet, (c) Liabilities incurred in the ordinary course pursuant to contractual obligations or (d) Liabilities incurred directly in connection with the transactions contemplated by this Agreement and as expressly contemplated by this Agreement.

5.7       Legal Proceedings. There is no action, suit, proceeding or investigation pending or, to the Purchaser’s knowledge, currently threatened against the Purchaser that would reasonably be expected to result, either individually or in the aggregate, in any Material Adverse Change to the Purchaser, or any change in the current equity ownership of the Purchaser or that questions the validity of this Agreement or the Ancillary Agreements or the right of the Purchaser to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby.

5.8       Taxes. Except as would not result in a Material Adverse Change on the Purchaser, (i) the Purchaser has filed all Tax Returns required to be filed by it; (ii) all Taxes shown to be due and payable on such returns, any assessments imposed and, to the Purchaser’s knowledge, all other Taxes due and payable by the Purchaser as of the Agreement Date have been paid or will be paid prior to the time they become delinquent; and (iii) the Purchaser has not been advised (a) that any of its returns have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its Taxes.

5.9       Capitalization. As of the Agreement Date, the authorized capital stock of the Purchaser, and the issued and outstanding capital stock of the Purchaser, are as set forth in Section 5.8 of the Purchaser Disclosure Schedule. Except as described on Section 5.8 of the Purchaser Disclosure Schedule, as of the Agreement Date, there are, and as of the Effective Time or the Company Option Closing, as applicable, there will be (a) no agreements or other obligations to which the Purchaser is a party or by which it is bound to issue, deliver, redeem, purchase or sell any shares of its capital stock or other securities, and (b) no outstanding convertible or exchangeable securities, options, warrants, calls, commitments or agreements or other rights obligating the Purchaser to issue, deliver, sell or acquire any shares of its capital stock or other securities or obligating the Purchaser to issue any such convertible or exchangeable securities or grant any such options, warrants, calls, commitments or agreements or other rights. At the time Merger Sub becomes a party to this Agreement, all issued and outstanding equity capital of Merger Sub shall be owned by Purchaser, and there will be (a) no agreements or other obligations to which the Merger Sub shall be a party or by which it is bound to issue, deliver, redeem, purchase or sell any shares of its capital stock or other securities, and (b) no outstanding convertible or exchangeable securities, options, warrants, calls, commitments or agreements or other rights obligating the Merger Sub to issue, deliver, sell or acquire any shares of its capital stock or other securities or obligating the Merger Sub to issue any such convertible or exchangeable securities or grant any such options, warrants, calls, commitments or agreements or other rights.

5.10      Issuance of Securities. At the Closing, the Merger Consideration will be duly and validly authorized, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free and clear from all preemptive or similar rights, or Encumbrances, other than restrictions on transfer under applicable securities Laws, and will have the respective rights and designations set forth in the Purchaser Articles as in effect on the date hereof. Upon issuance in accordance with the terms of this Agreement, all rights of the Purchaser Common Stock set forth in the Purchaser Articles will be valid rights of the stockholders under the applicable Laws of the Republic of China relating to corporations incorporated in the Republic of China.

5.11  No Prior Merger Sub Operations. At the time it becomes a party to this Agreement, Merger Sub shall have been formed solely for the purpose of effecting the Merger and shall not have engaged, and will not engage, in any business activities or operations other than in connection with the transactions contemplated hereby.

5.12      Brokers or Finders. Neither the Purchaser nor the Merger Sub nor any Person acting on behalf of the Purchaser or Merger Sub has incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.

5.13      Full Disclosure. Neither this Agreement, the exhibits hereto, the Ancillary Agreements nor the Purchaser Disclosure Schedule contains any untrue statement of a material fact nor, to the Purchaser’s knowledge, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

6.1      Mutual Conditions. Without limiting any other provision of this Agreement, the parties’ obligations to consummate the Merger or the Company Option Closing, as applicable, are subject to the satisfaction (or waiver by each such party, in its sole discretion) of each of the conditions set forth in this Section 6.1 on or before the Closing Date or the Company Option Closing Date, respectively. If the Merger or the Company Option Closing, as applicable, is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

(a)      No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Merger or the Company Option Closing, shall be in effect, and no petition or request for any such injunction or other order shall be pending.

(b)      ROC Foreign Investment Act Approval. Any and all authorizations, permits or clearances from the ROC Foreign Investment Commission (the "IC") or otherwise under the ROC Foreign Investment Act that are required to have been obtained on or prior to the Closing in connection with this Agreement, the Merger, the Company Option and the consummation of the Merger or the exercise of the Company Option, as applicable, and the other transactions contemplated hereunder and the issuance of the Merger Consideration shall have been obtained. In connection with consummation of the Merger, (i) each Stockholder who will receive any portion of the Merger Consideration pursuant to the terms of this Agreement must have completed, executed and delivered (A) a power of attorney properly notarized and/or authenticated authorizing an agent in the Republic of China to act on its behalf with respect to the IC, (B) notarized and authenticated certificate of incorporation (or passport copy for individuals), (C) an agreement to exchange shares, in the form attached hereto as Exhibit E and (D) such other supporting documentation or information as may be requested by the IC, and (ii) the Purchaser and the Company must have executed and delivered a cooperation agreement in the form attached hereto as Exhibit F. In connection with the consummation of the exercise of the Company Option, the Company must have completed, executed and delivered (A) a power of attorney properly notarized and/or authenticated authorizing an agent in the Republic of China to act on its behalf with respect to the IC, (B) notarized and authenticated Company Certificate, and (C) such other supporting documentation or information as may be requested by the IC.

(c)      Ancillary Agreements. Each of the Ancillary Agreements must have been executed and delivered by each of the parties thereto, and each such Ancillary Agreement will be in full force and effect, subject to any amendment thereto in accordance with the terms thereof prior to the Effective Time or the Company Option Closing, as applicable.

(d)      Securities Law Exemption. The shares of Purchaser Common Stock to be issued in connection with the transactions contemplated by this Agreement will have been issued in a transaction exempt from registration under foreign, federal and state securities laws as described in Section 7.13.

(e)      Company Stockholder Approval. The stockholders of the Company will have approved and adopted this Agreement, the Merger and the transactions contemplated by this Agreement by the requisite vote under applicable Law and the Company’s certificate of incorporation, as amended to date.

(f)      Merger Certificate. In the case of the consummation of the Merger, each of the parties will have delivered a certificate of merger, signed on behalf of each party, in accordance with the DGCL.

6.2      Conditions to the Obligation of the Purchaser and the Merger Sub. The obligations of the Purchaser and the Merger Sub to consummate the Merger are subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth in this Section 6.2 (any of which may be waived by the Purchaser, in whole or in part, but only in a writing signed by the Purchaser).

(a)      Representations and Warranties. The representations and warranties made by the Company in Section 4.1(a) of this Agreement shall be true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date.

(b)      FIRPTA Certificate. The Company shall have delivered to the Purchaser a properly executed statement, dated as of the Closing Date, in a form attached hereto as Exhibit D conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and a properly executed notice as described in Treasury Regulation Section 1.897-2(h).

ARTICLE 7
INTERIM COVENANTS

7.1       Access and Investigation. During the period from the Agreement Date until the earlier of the Closing or termination of this Agreement, upon reasonable advance notice from the Purchaser, the Company will use commercially reasonable efforts to (a) afford the Purchaser and its directors, officers, employees, agents, consultants and other advisors and representatives full access during normal business hours to its properties, books, Contracts, personnel and records as the Purchaser may reasonably request (provided, that such access shall not unreasonably interfere with the business or operations of the Company), and (b) furnish promptly to the Purchaser and its directors, officers, employees, agents, consultants and other advisors and representatives all other information concerning its business, properties, assets and personnel as the Purchaser may reasonably request, to the extent permitted by applicable Law, provided, however, that with respect to any documents or other information subject to the attorney-client privilege, attorney work product doctrine or other applicable privilege, the Purchaser will cooperate with the Company to develop procedures (such as a common legal interest agreement) to allow such documents and information to be shared with the Purchaser and its representatives without waiving such attorney-client privilege, attorney work product doctrine or other applicable privilege.

7.2       Operation of the Business of the Company.

(a)      From the date of this Agreement until the earlier of the Closing or termination of this Agreement, and other than (i) as expressly contemplated or permitted by this Agreement, (ii) required by applicable Law, (iii) as requested in writing by the Purchaser or (iv) as determined by the board of directors of the Company, which determination would not constitute a violation of its fiduciary responsibilities, the Company will (x) conduct its business only in the ordinary course of business, and (y) use commercially reasonable efforts to preserve and protect its business organization, assets, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others doing business with it.

(b)      Without limiting the generality of the foregoing, the Company will not take any of the following actions without the prior written consent of the Purchaser:

(i)       incur any Indebtedness;

(ii)      declare or pay any dividends in respect of any of its capital stock;

(iii)     sell, lease, license or otherwise dispose of or encumber (other than Permitted Encumbrances) any of its material properties or material assets, other than sales and nonexclusive licenses of Company products in the ordinary course of business;

(iv)     acquire by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, any business or Person;

(v)      make any capital expenditure that is in excess of US$50,000 in a single transaction or capital expenditures which exceed $250,000 in the aggregate;

(vi)     change any accounting policies or auditor;

(vii)    amend or otherwise change its organizational documents other than as contemplated by this Agreement;

(viii)    issue any shares, options, warrants or other securities, or change its capital structure, other than (a) the issuance of shares of capital stock upon exercise of options or warrants that are outstanding as of the Agreement Date, (b) the issuance of Class M Shares to employees, consultants, directors and other service providers of the Company or the repurchase thereof upon termination of employment or the engagement of any such person upon the terms provided in the agreement related to the issuance of such Class M Shares and (c) the issuance of shares of capital stock of the Company to existing Stockholders for the purpose of raising working capital;

(ix)      initiate or settle any claim or proceedings with a value of $100,000 or more;

(x)       enter into a new line of business or joint venture (other than the entry by the Company into any contract with any customer, distributor or supplier); or

(xi)      initiate liquidation or dissolution procedures.

7.3        Consents and Filings; Reasonable Efforts. Until the earlier of the Closing or the termination of this Agreement, each of the parties will use their respective commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to seek to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement.

7.4       No Negotiation. Until the earlier of the Closing or the termination of this Agreement, the Company will not (and it will not permit or authorize, as applicable, any of its respective Affiliates, directors, officers, stockholders, employees, agents, consultants and other advisors and representatives to), directly or indirectly (a) solicit, initiate, knowingly encourage, knowingly facilitate, or consider any inquiry or the making of any proposal or offer, (b) enter into, continue or otherwise participate in any discussions or negotiations, or enter into any Contract, (c) furnish to any Person any non-public information or grant any Person access to its properties, books, Contracts, personnel and records, or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other similar agreement or propose, whether publicly or to any director or stockholder, or agree to do any of the foregoing for the purpose of knowingly encouraging or knowingly facilitating any proposal, offer, discussions or negotiations; in each case regarding any business combination transaction involving the Company, or any other transaction to acquire any material portion of the assets (or any portion of Company Intellectual Property), business or properties of the Company, or the acquisition of voting securities of the Company (whether or not outstanding), whether by merger, purchase of assets, purchase of stock, tender offer, license or otherwise, other than with the Purchaser (an “Acquisition Transaction”), provided, however, that nothing in this Section 7.4 shall prohibit sales or dispositions of assets that are permitted under Section 7.2(b)(iii) or the issuance of securities as permitted under Section 7.2(b)(viii). The Company will immediately cease and cause to be terminated any such negotiations, discussion or Contracts (other than with the Purchaser) that are the subject of clauses (a) or (b) above and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above. If the Company or any of its Affiliates, directors, officers, employees, agents, consultants or other advisors and representatives receives, prior to the Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a) or

(b) above or any request for disclosure or access as referenced in clause (c) above, the Company will immediately suspend any discussions with such offeror or Person with regard to such offers, proposals or requests and notify the Purchaser thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request. Promptly following the Closing, the Company will notify each person with which the Company has entered into a nondisclosure agreement with respect to the evaluation of the sale of the Company that it is required to return or destroy (pursuant to the terms of such agreements) any materials or information provided to such parties that would be deemed confidential for purposes of the Confidentiality Agreement, and, beginning on the date hereof, neither the Company nor any of its Affiliates will waive affirmatively any right under any such agreement without the prior written consent of the Purchaser.

7.5        Confidentiality.

(a)     Each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, unless required by Law (in which case the disclosing party agrees to use reasonable efforts to advise the other party prior to making such disclosure), except as to comply with the obligations set forth in Sections 7.6, 7.13(a) or 7.13(b) of this Agreement.

(b)     Each party agrees to continue to abide by that certain Mutual Nondisclosure Agreement dated as of April 19, 2010 (the “Confidentiality Agreement”), the terms of which are incorporated by reference in this Agreement and which terms will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect. Except as contemplated by Section 7.5(a), the existence of this Agreement and the other Ancillary Agreements and the terms hereof and thereof (including the exhibits and schedules appended hereto) will be deemed to be confidential for purposes of the Confidentiality Agreement.

7.6      Company Stockholder Materials. Promptly following the Agreement Date, the Company will deliver an information statement, a form of written consent of the stockholders of the Company to approve the adoption of this Agreement, and all information that may be required to be given to the Stockholders pursuant to the DGCL in connection with the Merger, including, to the extent applicable, adequate notice of the Merger and information concerning dissenters’ rights under the DGCL (the “Stockholder Materials”) to all Stockholders entitled to receive such under the DGCL. Prior to the delivery of the Stockholder Materials, the Company will have given the Purchaser and its counsel a reasonable opportunity (but in no event fewer than three Business Days) to review and comment on reasonably final drafts of the Stockholder Materials. The Stockholder Materials will specify the address to which any notices concerning dissenters’ rights must be sent and will request that a copy of such notice be sent to the Purchaser at an address specified by the Purchaser. At the time it is sent and at all times subsequent thereto until the receipt of the approval of the Stockholders of the adoption of this Agreement, the Stockholder Materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading; provided, however, that the Company will not be responsible for information about the Purchaser which is accurately stated from or incorporated by reference to information which the Purchaser has publicly released or otherwise provided by the Purchaser or its representatives (including counsel), in writing, for use in the Stockholder Materials. If, at any time prior to the receipt of the approval of the Stockholders of the adoption of this Agreement, any event or information should be discovered by the Company which should be set forth in an amendment or supplement to the Stockholder Materials, then the Company will promptly inform the Purchaser of such occurrence, and the Company will deliver to the Stockholders such amendment or supplement. The Stockholder Materials will include the recommendation of the board of directors of the Company in favor of this Agreement and the Merger and the conclusion of the board of directors of the Company that the terms and conditions of the Merger are in the best interests of the Stockholders.

7.7       Meeting or Consent of Stockholders. Without limiting the provisions of Section 7.6, the Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to deliver a solicitation for the written consent of the Stockholders to approve this Agreement and the Merger. The Company will use commercially reasonable efforts to obtain promptly from all of the Stockholders written consents in favor of the Merger.

7.8       Satisfaction of Conditions Precedent. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 6.

7.9       Company Plans. Prior to the Effective Time, if requested by the Purchaser, the Company will take all actions necessary to terminate any and all Company employee benefit plans that are subject to Section 401(k) of the Code, effective not later than immediately prior to the Effective Time.

7.10      Employment Arrangements.

(a)     The Company and Purchaser will cooperate in identifying those employees or independent contractors of the Company that Purchaser may wish to employ or engage upon the consummation of the Merger (“Acquired Employees”). Those employees or independent contractors of the Company who are not Acquired Employees, if any, shall be terminated by the Company prior to the Closing Date and in accordance with the Law. For the sake of clarity, the Company shall be responsible for Liabilities arising in connection with the termination of each such employee or independent contractor, including any termination notice, severance and similar payments.

(b)     Immediately following the Effective Time, and subject to the terms of any employment agreements that may be entered into between the Purchaser and any Acquired Employee effective as of the Effective Time, the employees who are Acquired Employees and are working for the Company in the United States will remain at- will employees of the Company, and the employees who are Acquired Employees and are working for the Company outside the United States will continue to have the terms of employment with the Company that were in place immediately prior to the Effective Time. For the sake of clarity, the Purchaser shall have no obligation to continue to employ or engage the Acquired Employees following the Effective Date.

(c)     Each Acquired Employee that becomes an employee of the Purchaser upon the Effective Time (or remains an employee of the Surviving Corporation or any Subsidiary of the Purchaser or the Surviving Corporation) shall receive service credit for prior service with the Company under the employee benefit plans of the Purchaser and its Subsidiaries, subject to applicable Law. From and after the Effective Time, the Purchaser shall take all actions as are necessary to allow Acquired Employees to participate in the benefit programs of the Purchaser and its Subsidiaries to the same extent as similarly situated employees of the Purchaser or its Subsidiaries as soon as practicable after the Effective Time subject to applicable Law. To the extent permitted under the applicable benefit program of the Purchaser or its Subsidiary, as applicable, the Purchaser shall cause all limitations as to preexisting conditions, exclusions (or actively at work or similar limitations), evidence of insurability requirements and waiting periods to be waived with respect to participation and coverage requirements applicable to the Acquired

Employees under any medical, dental and vision plans that such employees may be eligible to participate in after the Effective Time. To the extent permitted under the applicable benefit programs of the Purchaser or its Subsidiaries, as applicable, the Purchaser shall also provide Acquired Employees and their eligible dependents with credit for any co-payments, deductibles and offsets (or similar payments) made under the Company employee benefit plans and arrangements for the year in which the Closing occurs for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Purchaser benefit program in the year in which the Closing occurs.

7.11      Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will (a) execute and deliver, at their own expense, any other documents and (b) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

7.12      Section 280G Matters. The Company will deliver to the Purchaser reasonably detailed information setting forth all persons who may be “disqualified individuals” (as defined in Section 280G(c) of the Code) and who may be receiving payments or benefits in connection with the transactions contemplated by this Agreement (under this Agreement or any other Contract, plan or arrangement or otherwise, including severance payments, and acceleration of vesting or benefits under options or restricted stock), and any family or other relationships among the stockholders of the Company that would result in attribution of ownership under Section 318 of the Code for the purposes set forth above. Prior to the Closing Date, the Company shall submit to a stockholder vote the right of any “disqualified individual” to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code), in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder. In addition, before the vote is submitted to stockholders, the Company shall provide disclosure to the stockholders of the Company that hold voting shares of the capital stock of the Company of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder (the “280G Approval”). Prior to the delivery to the stockholders of the Company of the documents to be delivered to such stockholders in connection with the 280G Approval, the Company will have provided the Purchaser and its counsel a reasonable opportunity, but in any event no fewer than five Business Days, to review and comment on final drafts of all such documents.

7.13      Securities Matters.

(a)      The parties shall use all best efforts to cause the issuance of the Merger Consideration as contemplated under this Agreement to be effected in a private placement pursuant to Rule 506 of Regulation D, promulgated under the Securities Act (" Rule 506"). Without limiting the generality of the foregoing, (i) the parties shall cooperate to solicit from each Stockholder who is entitled to receive any portion of the Merger Consideration such information as is required to determine its status as an accredited or sophisticated investor (alone or together with a purchaser representative) under Rule 506, including a completed and executed representation letter, in the form attached hereto as Exhibit E from each such Stockholder, and (ii) the Company and the Purchaser shall provide all information required for the preparation and dissemination to the Stockholders entitled to vote on the Merger Agreement, the Merger and related transactions, an information memorandum containing the information required by Rule 506.

(b)      In the event that the parties determine that the issuance of the Merger Consideration as contemplated under this Agreement is unlikely to comply with Rule 506, then Purchaser and the Company shall prepare, and Purchaser shall apply for a permit, in each case as promptly as practicable, from the California Department of Corporations (the "Commissioner") pursuant to Section 25121 of the California Corporate Securities Laws of 1968, as amended, and applicable rules thereunder, in order to obtain a fairness hearing (a "Fairness Hearing") and exemption for the issuance of the Merger Consideration under this Agreement pursuant to Section 3(a)(10) of the Securities Act; provided, however, that the Purchaser shall not be required to modify any of the terms of the Merger in any material manner in order to cause the California Secretary of State to approve the fairness of the terms and conditions of the Merger. The Company and Purchaser will notify each other promptly of the receipt of any comments from the Commissioner or its staff and of any request by the Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement or any other filing, the parties shall promptly inform each other of such occurrence and cooperate in filing with the Commissioner or its staff or any other government officials, and/or mailing to the Stockholders, such amendment or supplement. As soon as permitted by the Commissioner, the Company shall mail the related information statement or other disclosure document (collectively, the "Information Statement") to all Stockholders entitled to receive such notice under the California Corporations Code. The Information Statement shall include the unanimous recommendation of the Board of Directors of the Company to the Stockholders to vote in favor of the approval and adoption of the Merger and this Agreement. None of the information supplied by any party in connection with the Fairness Hearing process or the Information Statement or any other document prepared to comply with federal or state securities laws shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

(c)      In the event that the parties determine that the issuance of the Merger Consideration under this Agreement cannot be made pursuant to an exemption from the registration and prospectus delivery requirements of Section 5 of the Securities Act either under Regulation D or pursuant to a Fairness Hearing under Section 3(a)(10) or under any other exemption therefrom, then the Purchaser and the Company shall cooperate in good faith to amend the structure of the transaction contemplated by this Agreement and the terms of this Agreement that would allow the issuance of the maximum number of shares of Purchaser Common Stock otherwise includable as Merger Consideration under this Agreement to the Company Common Stockholders in compliance with Applicable Securities Laws. Notwithstanding any other provision of this Agreement, any such amendment shall not cause the Merger to lose its treatment as a tax-free reorganization as contemplated by Section 3.6 with respect to any non-cash Merger Consideration issuable pursuant to this Agreement as so amended.

7.14      Formation of Merger Sub. Within 30 days after the Agreement Date, the Purchaser shall take all actions necessary to cause the due formation of a new Delaware corporation (the “Merger Sub ”) in accordance with the DGCL, which shall be its wholly-owned subsidiary, and cause the Merger Sub to obtain all corporate approvals necessary for its execution, delivery and performance of its obligations under this Agreement and any Ancillary Agreement to which it is a party, and promptly after formation shall further cause the Merger Sub to execute and deliver to the Company a Joinder Agreement in the form attached hereto as Exhibit I to cause the Merger Sub to become a party to this Agreement. Prior to the filing of the Certificate of Incorporation of Merger Sub and the adoption of the Bylaws of Merger Sub, Purchaser will have given the Company and its counsel a reasonable opportunity to review and comment on reasonably final drafts of such documents.

7.15      Republic of China Regulatory Approval. Each of the Purchaser and the Company shall apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it from a Governmental Authority for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of the Purchaser and the Company shall promptly take all actions and make all filings necessary to obtain any authorizations, permits or clearances from the IC or otherwise under the ROC Foreign Investment Act, which filings shall be made within 10 Business Days after the exercise by the Purchaser of the Purchase Option, or the exercise by the Company of the Company Option, as applicable, and the parties shall (i) cooperate and coordinate with each other in the making of such filings, (ii) supply each other with any information that may be required by the other in order for such filings to be made, and (iii) supply any additional information that reasonably may be required or requested by the IC in connection with such filing. The Purchaser agrees to (i) keep the Company reasonably apprised with respect to any material oral communications with any Governmental Authority regarding the transactions contemplated by this Agreement, (ii) subject to necessary assistance and cooperation being provided by the Stockholders who are entitled to receive Merger Consideration hereunder, cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated by this Agreement, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (iii) provide the Company with a reasonable advance opportunity to provide input on, and consider in good faith the views of the Purchaser with respect to, all written material communications with a Governmental Authority regarding the transactions contemplated by this Agreement and (iv) provide the Company (or counsel to the Company, as appropriate) with copies of all material written communications from any Governmental Authority relating to the transactions contemplated by this Agreement. If and to the extent necessary to obtain any necessary regulatory clearance of the transactions contemplated by this Agreement, the Purchaser (and its respective Affiliates, if applicable), on the one hand, and the Company (and its Affiliates, if applicable), on the other hand, shall contest, defend and appeal any Proceedings brought by a Governmental Authority, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement.

ARTICLE 8
POST-CLOSING COVENANTS

8.1        D&O Indemnification.

(a)      The Purchaser will, and will cause the Surviving Corporation to, fulfill, perform and honor in all respects, and will not take any action to alter or impair, any indemnification obligations of the Company to its current and former directors and officers (the “Company Indemnified Persons”) or similar exculpatory provisions eliminating personal liability of directors for monetary damages and providing for advancement of expenses existing in the Company’s certificate of incorporation, bylaws, existing indemnification agreements between the Company and its directors and officers, or any similar written agreement in effect as of the Effective Time, to the extent described on the Company Disclosure Schedule (collectively, the “Company Indemnification Provisions”), for a period of not fewer than six years after the Effective Time, except for any changes in such certificate of incorporation or bylaws which, in each instance, do not directly or indirectly adversely affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time or materially alter or impair the rights of such individuals thereunder. Any claims for indemnification made under this Section 8.1(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b)      Notwithstanding anything herein to the contrary, the Company may maintain its existing directors’ and officers’ liability insurance covering the Company Indemnified Persons for claims arising out of acts or omissions occurring at or prior to the Effective Time and may prior to the Closing acquire “tail” coverage, which (i) has an effective term of up to six years from the Effective Time, (ii) covers those persons who are covered by the Company’s directors’ and officers’ insurance policy in effect as of the Effective Time and only for actions and omissions occurring on or prior to the Effective Time, and (iii) is expected to contain terms and conditions (including, without limitation, coverage amounts) that are no less advantageous, when taken as a whole, to those applicable to the directors and officers of the Company as of immediately prior to the Effective Time, provided that the premium for such "tail" coverage shall not exceed $75,000 in the aggregate for the entire "tail period." If the Company elects to acquire such “tail” coverage it shall pay the premiums for the full term of the “tail period” and neither the Purchaser nor the Surviving Corporation shall seek to terminate such coverage during the term of the “tail” policy as acquired by the Company.

(c)      Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 8.1 will survive the consummation of the Merger, shall be binding on all successors and assigns of the Surviving Corporation and the Purchaser, and are intended to be for the benefit of, and will be enforceable by, each present and former director and officer of the Company and his or her heirs and representatives. Following the Effective Time, the obligations of the Purchaser and the Surviving Corporation under this Section 8.1 will not be terminated or modified in such a manner as to adversely affect the rights of any present and former directors and officers of the Company under this Section 8.1 without the consent of such affected present and former directors and officers of the Company.

ARTICLE 9
TERMINATION

9.1       Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:

(a)      by mutual consent of the Purchaser and the Company;

(b)      by either the Purchaser or the Company if any Governmental Authority of competent jurisdiction has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(c)      by either party, upon the expiration, without exercise, of the Purchase Option on the Purchase Option Expiration Date; or

(d)      by either party if the Closing has not occurred on or before January 31, 2012 (the “End Date”); provided, however, that if the Merger shall not have been consummated by the End Date, but on such date, all of the conditions to Closing set forth in Article 6, other than the condition set forth in Section 6.1(b), have been satisfied or waived in writing, then at the written election of either the Company or the Purchaser, the End Date shall be extended a maximum of two times for up to 45 days each time (such date, to the maximum extent it may be extended, the “Extended End Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 9.1(d) will not be available to any party whose breach of a representation, warranty or covenant made under this Agreement results in the failure of any condition set forth in Article 6 to be fulfilled or satisfied on or before the End Date or the Extended End Date, as the case may be.

9.2        Effect of Termination. Each party’s rights of termination under Section 9.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement terminate and there shall be no Liability on the part of any of the parties, except that (a) the provisions of Section 7.5(b), this Section 9.2, Section 9.3 and Article 10 will remain in full force and effect and survive any termination of this Agreement, (b) nothing herein shall relieve any party from liability for any willful or intentional breach of any representation, warranty or covenant of such party contained herein and (c) if this Agreement is terminated by a party because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired. If this Agreement is terminated pursuant to Section 9.1(c) or 9.1(d), the provisions of Section 1.3, this Section 9.2 and Article 10 and all provisions of this Agreement that are related to the consummation of the issuance of the Merger Consideration by the Purchaser to the Company upon exercise of the Company Option will remain in full force and effect and survive any termination of this Agreement.

9.3       Disposition of Documents. In the event of the termination of this Agreement by either the Company or the Purchaser as provided in Section 9.1 hereof, each party, if so requested by the other party, will (a) return promptly every document (other than documents publicly available and other than one copy thereof to be retained by outside counsel for such party) furnished to it by the other party (or any Subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or (b) destroy such documents and cause its representatives and such other representatives to destroy such documents, and so certify such destruction to the other party.

ARTICLE 10
GENERAL PROVISIONS

10.1      Survival. All representations, warranties, covenants and obligations of the Company, the Purchaser and the Merger Sub contained in this Agreement will expire upon the Closing and will thereafter be of no further force or effect. The foregoing notwithstanding, any covenant or obligation contained herein that expressly contemplates performance of such covenant or obligation following the Closing will continue through the period of such contemplated performance.

10.2     Stockholder Representative.

(a)      Upon the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby by the Stockholders and without further act of any Stockholder, each Stockholder designates and appoints the Stockholder Representative as such Stockholder’s agent and attorney-in-fact with full power and authority to act for and on behalf of each Stockholder from and after the Effective Time: (i) to give and receive notices and communications, (ii) to accept service of process on behalf of the Stockholder pursuant to Section 10.12, and (iii) to take all actions that are either
(x) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (y) specifically mandated by the terms of this Agreement. Notices or communications to or from the Stockholder Representative constitute notice to or from each of the Stockholders for all purposes under this Agreement. The rights of the Stockholders to receive disbursements under this Agreement will be conditioned upon and subject to the right of the Stockholder Representative to take any and all actions and make any and all decisions required or permitted to be taken or made by the Stockholder Representative under this Agreement or the Exchange Agent Agreement.

(b)      The Stockholder Representative may delegate its authority as Stockholder Representative to any one of the Stockholders for a fixed or indeterminate period of time upon not fewer than 10 Business Days’ prior written notice to the Purchaser in accordance with Section 10.3. In the event of the dissolution or incapacity of the Stockholder Representative, a successor Stockholder Representative will be elected promptly by those Stockholders who have received, in the aggregate, a majority of the shares of Purchaser Common Stock constituting the Merger Consideration and the Stockholders will so notify the Purchaser. Each successor Stockholder Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used in this Agreement includes any successor Stockholder Representative.

(c)      A decision, act, consent or instruction of the Stockholder Representative constitutes a decision of all Stockholders and is final, binding and conclusive upon the Stockholders, and the Purchaser and Exchange Agent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Purchaser and Exchange Agent are hereby relieved from any Liability to any Person for any acts done or omissions by the Purchaser or Exchange Agent, as applicable, in accordance with such decision, act, consent or instruction of the Stockholder Representative. Without limiting the generality of the foregoing, the Purchaser and Exchange Agent are entitled to rely, without inquiry, upon any document delivered by the Stockholder Representative as being genuine and correct and having been duly signed or sent by the Stockholder Representative.

(d)      The Stockholder Representative will have no Liability to any Person for any act done or omitted under this Agreement as the Stockholder Representative absent intentional fraud. The Stockholders will severally indemnify and hold harmless the Stockholder Representative from and against any losses the Stockholder Representative may suffer as a result of any such action or omission. All of the immunities and powers granted to the Stockholder Representative under this Agreement will survive the Closing and/or any termination of this Agreement and the Exchange Agent Agreement.

(e)      The Stockholder Representative will receive no compensation for services as the Stockholder Representative. This appointment and grant of power and authority by the Stockholders to the Stockholder Representative pursuant to this Section 10.2 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Stockholder or by operation of Law, whether upon the death or incapacity of any Stockholder, or by the occurrence of any other event.

(f)      From and after the Effective Time, the Purchaser will cause the Surviving Corporation to provide the Stockholder Representative with reasonable access to information about the Surviving Corporation and the reasonable assistance of the officers and employees of Purchaser and the Surviving Corporation for purposes of performing its duties and exercising its rights under this Agreement.

10.3      Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee within five Business Days of dispatch, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Purchaser or the Merger Sub:	Himax Display, Inc.
No.26 Zih Lian Road
Tree Valley Park
Sihshih Township
Tainan County 74148
Republic of China Attention:
Facsimile:

With copies to:	Baker & McKenzie
15/F, 168 Tun Hwa North Road
Taipei 105, Taiwan,
Republic of China
Attention:
Facsimile:

Baker & McKenzie LLP
660 Hansen Way
Palo Alto, CA 94034
Attention: Jenny C. Yeh
Facsimile: +1.650.856.9299

If to the Company	Spatial Photonics, Inc.
930 Hamlin Ct.
Sunnyvale, CA 94089
Attention: Wald Siskens, President
Facsimile:

With a copy to:	Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Sayre Stevick
Mark Porter
Facsimile: 650-938-5200

10.4     Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement. Any amendment of this Agreement entered into after the Effective Time signed by the Stockholder Representative is binding upon and effective against each Stockholder regardless of whether or not such Stockholder has in fact signed such amendment.

10.5      Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective. No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity. After the Effective Time, any such extension or waiver signed by the Stockholder Representative is binding upon and effective against each Stockholder regardless of whether or not such Stockholder has in fact signed the extension or waiver.

10.6      Entire Agreement. This Agreement (including the Ancillary Agreements and the schedules and exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement, including that certain Memorandum of Understanding dated as of August 23, 2010 between the Purchaser and the Company.

10.7      Assignment and Successors. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that the Company may not assign any rights under this Agreement without the prior written consent of the Purchaser. Except as provided in Section 10.2, no party may delegate any performance of its obligations under this Agreement. Except as set forth in Section 8.1 hereof, nothing expressed or referred to in this Agreement will be construed to give any third party or other Person, other than the parties to this Agreement (including the Stockholders), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

10.8      Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

10.9      Exhibits and Schedules. The exhibits and schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Company Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 4. The disclosure in any section or paragraph of the Company Disclosure Schedule qualifies other sections and paragraphs in this Agreement to the extent the relevance of such information is reasonably apparent on the face of such sections and will be deemed to modify the representations and warranties in Article 4 whether or not such representations and warranties refer to such Company Disclosure Schedule. The inclusion of any specific item in the Company Disclosure Schedule is not intended to imply that such items so included are or are not required to be disclosed.

10.10    Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision. All dollar amounts and prices are dollar amounts and prices in the currency of the United States of America.

10.11    Governing Law. The internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its exhibits and schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

10.12    Disputes. Any dispute, controversy or claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory arising out of or relating to this Agreement or the Ancillary Agreements or any right or obligation under this Agreement or the Ancillary Agreements, including as to this Agreement’s or the Ancillary Agreements’ existence, enforceability, validity, interpretation, performance, indemnification, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement or the Ancillary Agreements, will be settled exclusively by an alternative dispute resolution process in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect as modified by the following provisions of this Agreement:

(a)     To the extent that any misunderstanding or dispute cannot be resolved agreeably in a friendly manner, either the Purchaser or the Company (or after the Effective Time, the Stockholder Representative) may demand arbitration of the matter, and in such event the matter will be settled by binding arbitration. The arbitration will be conducted by one arbitrator mutually selected by the Purchaser and the Company; provided that if the Purchaser and the Company (or after the Effective Time, the Stockholder Representative on behalf of the Stockholders) are unable to reach agreement with respect to the arbitrator, the arbitrator will be chosen in accordance with the JAMS appointment rules.

(b)     Any such arbitration will be conducted under the Commercial Arbitration Rules then in effect of the Judicial Arbitration and Mediation Services. The arbitration proceedings will be scheduled to begin no more than 30 days after the filing of the request for arbitration of such dispute and to conclude no later than 120 days after the filing of such request. Each party will bear its own fees and expenses relating to the arbitration (including reasonable attorneys’ fees and costs of investigation).

(c)     The Purchaser and the Company (or after the Effective Time, the Stockholder Representative on behalf of the Stockholders) will be permitted to obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided, however, that the arbitrator(s) will be permitted, in his/her discretion, to set parameters on the timing and/or completion of this discovery and to order additional pre-hearing exchange of information, including exchange of summaries of testimony or exchange of statements of positions. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings will be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(d)     The arbitrator will only be authorized to, and will only have the consent of the parties to, interpret and apply the terms and provisions of this Agreement in accordance with the laws of the State of Delaware. The arbitrator will not be authorized to, and will not, order any remedy not permitted by this Agreement and will not change any term or provision of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. In the event that the arbitrator exceeds his or her authority under this Agreement and violates this provision, either the Purchaser or the Company (or after the Effective Time the Stockholder Representative on behalf of the Stockholders) will be entitled to petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator exceeded his or her authority.

(e)     The decision of the arbitrator as to the dispute will be final, binding, and conclusive upon the parties to this Agreement and will not be appealable. Such decision must be in English, written and supported by written findings of fact and conclusions which set forth the award, judgment, decree or order awarded by the arbitrator.

(f)     Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

10.13    Injunctive Relief. Each of the parties hereto acknowledges and agrees that, in the event of any breach of, or any failure to perform, any specific provision of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (x) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek specific performance of any specific provision of this Agreement or to obtain injunctive relief to prevent breaches of any specific provision of this Agreement, (y) will waive, in any action for specific performance or injunctive relief, the defense of the adequacy of a remedy at law, and (z) will waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance or injunctive relief.

10.14    Waiver of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY OR ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.15    Limitation of Liabilities. IN NO EVENT WILL ANY PARTY WHICH IS A SIGNATORY TO THIS AGREEMENT BE LIABLE TO ANY PARTY OR OTHER PERSON FOR ANY LOST PROFITS, OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL OR PUNITIVE DAMAGES OF ANY KIND, REGARDLESS OF WHETHER SUCH PARTY WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING UNLESS, SOLELY WITH RESPECT TO CONSEQUENTIAL OR SPECIAL (TO THE EXTENT THAT SUCH DAMAGES ARE DEEMED TO BE CONSEQUENTIAL), ANY SUCH DAMAGES ARE PART OF A JUDGMENT IN CONNECTION WITH A CLAIM OF A THIRD PERSON AGAINST AN INDEMNIFIED PARTY.

10.16    Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

10.17    Expenses. Each party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

10.18    Construction. Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. Any reference in this Agreement to “hereof” or “herein” refers to this Agreement as a whole and not to any specific Section, subsection, paragraph, exhibit or schedule. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term “including” means “including without limitation” and is intended by way of example and not limitation. Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first set forth above.

“Purchaser”		“Company”

Himax Display, Inc. a Republic of China corporation		Spatial Photonics, Inc., a Delaware corporation

By:	/s/ Biing-Seng Wu	By:	/s/ Wald Siskens
Name:	Biing-Seng Wu	Name:	Wald Siskens
Title:	Chairman of the Board of Directors	Title:	President and Chief Executive Officer

“Stockholder Representative”

Wen Hsieh, solely for the purposes related to the Stockholder Representative as set forth herein

By:	/s/ Wen Hsieh

* INDICATES OMISSION OF MATERIAL WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

List of Exhibits

Exhibit A	Definitions
Exhibit B	Milestones; Determination of Milestones
Exhibit B-1	*
Exhibit C	Final Merger Consideration Allocation Schedule [Reserved]
Exhibit D	FIRPTA Certificate [Reserved]
Exhibit E	[Reserved]
Exhibit F	Form of Agreement to Exchange Shares
Exhibit G	Form of Cooperation Agreement
Exhibit H	Intellectual Property Agreement
Exhibit I	Form of Joinder Agreement [Reserved]

EXHIBIT A

Definitions

For the purposes of this Agreement:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Ancillary Agreements” means, collectively, the Exchange Agent Agreement, the Stockholders Agreement and the Intellectual Property Agreement.

“Acquisition Transaction” has the meaning set forth in Section 7.4.

“Business Day” means any day other than a Saturday, Sunday or any day on which banking institutions in (i) the State of California, USA or (ii) the Republic of China, are closed either under applicable Law or action of any Governmental Authority.

“Certificate” has the meaning set forth in Section 3.3(a)(iii).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Pro-Rata” has the meaning set forth in Section 3.1(a)(i).

“Common Stock Allocation” has the meaning set forth in Section 3.1(a)(ii).

“Company” has the meaning set forth in the introductory paragraph.

“Company Capital Stock” means all of the issued and outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock and Class M Stock.

“Company Common Shares” has the meaning set forth in Section 3.1(a)(iii).

“Company Disclosure Schedule” has the meaning set forth in the introductory paragraph in Article 4.

“Company Financial Statements” has the meaning set forth in Section 4.5.

“Company Interim Balance Sheet” has the meaning set forth in Section 4.5.

“Company Software” means any and all computer software and code, assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed, comprising or relating to or necessary to operate the Company’s family of products, including source code listings and documentation.

“Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of the Company, other than information generally available or known publicly.

“Confidentiality Agreement” has the meaning set forth in Section 7.5(b).

“Contract” means any contract, agreement, lease, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.4.

“Effective Time” has the meaning set forth in Section 2.2(a).

“Encumbrance” means any charge, adverse title claim, mortgage, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, restriction (other than any restriction on transferability imposed by foreign, federal or state securities Laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“Exchange Agent” has the meaning set forth in Section 2.2(c)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent Agreement” has the meaning set forth in Section 2.2(c)(i).

“Exchange Fund” has the meaning set forth in Section 2.2(c)(ii).

“Final Merger Consideration Allocation Schedule” has the meaning set forth in Section 3.3(a)(i).

“Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (c) multinational organization or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Indebtedness” means, with respect to any Person, without duplication, the following: (a) all obligations of the Company for borrowed money; (b) all obligations of the Company evidenced by bonds, debentures, notes, derivatives or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned by the Company, whether or not the obligation secured thereby has been assumed; (d) all guarantees by the Company of obligations of others for borrowed money; and (e) all obligations, contingent or otherwise, of the Company as an account party in respect of letters of credit and letters of guaranty relating to obligations for borrowed money.

“Intellectual Property” has the meaning set forth in Section 4.10.

“IRS” means the Internal Revenue Service and, to the extent relevant, the Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge”: “To the Company’s Knowledge,” “to the Knowledge of the Company” or words of similar import regarding the knowledge of the Company means the actual knowledge of Waldemar Siskens and Hue Harguindeguy, after conducting a reasonably inquiry of other officers or senior managerial employees of the Company charged with primary operational responsibility for the fact or matter in question, and “known to the Purchaser” means the actual knowledge of Jordan Wu, HC Tsai and Annie Shih.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, .

“Material Adverse Change” means a change which would have a Material Adverse Effect. A violation, circumstance, change, effect or other matter is deemed to have a “Material Adverse Effect” on (a) the Purchaser, if such violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters, has, or is reasonably expected to have, a material adverse effect on the business, assets (including intangible assets), results of operations or financial condition of the Purchaser and its Subsidiaries, taken as a whole, or would impair, prevent or delay the Purchaser’s performance of its obligations under this Agreement or the ability of the Purchaser to consummate the transactions contemplated hereby, or (b) the Company, if such violation, circumstance, change, effect or other matter, either individually or in the aggregate with all other violations, circumstances, changes, effects and other matters, has, or is reasonably be expected to have, a material adverse effect on the condition (financial or otherwise) of the business, assets (including intangible assets) and liabilities, results of operations or financial performance of the Company; it being understood that none of the following, in and of themselves, either alone or in combination, will constitute a Material Adverse Effect: (i) any material adverse effect resulting from or caused by actions taken by the Company which the Purchaser has approved or requested in writing, or the taking by the Company of any action specifically required by the express terms of this Agreement, (ii) delays in customer orders, reductions in sales, disruptions in supplier, distributor, partner or similar relationships, in each case, that are primarily the result of the announcement or pendency of the Merger or the transactions contemplated by this Agreement, (iii) any material adverse effect resulting from or caused by changes in economic conditions generally or in the Company’s industry generally, (iv) any material adverse effect resulting from or caused by acts of war or terrorism, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events, and (v) any material adverse effect resulting from or caused by changes in applicable Law or GAAP after the Agreement Date (other than, in the case of subclauses (iii), (iv) and (v), effects of any such changes that disproportionately affect the Company relative to other such industry or market participants).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(a)(vi).

“Merger Sub” has the meaning set forth in the introductory paragraph.

“ Open Source Materials” means all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Options” has the meaning set forth in Section 3.1(a)(viii).

“Outstanding Company Shares” has the meaning set forth in Section 3.1(a)(ix).

“Outstanding Company Series A Shares” has the meaning set forth in Section 3.1(a)(x).

“Outstanding Company Series B Shares” has the meaning set forth in Section 3.1(a)(xi).

“Outstanding Company Series C Shares” has the meaning set forth in Section 3.1(a)(xii).

“Outstanding Company Series D Shares” has the meaning set forth in Section 3.1(a)(xiii).

“Permitted Encumbrances” means (a) statutory liens for Taxes that are not yet due and payable, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (e) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not impair the value of the property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company’s business, and (f) non-exclusive software licenses entered into in the ordinary course of the Company’s business.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Articles” means the articles of incorporation of the Purchaser, as amended to date.

“Purchaser Common Stock” means the common stock of the Purchaser.

“Purchaser Disclosure Schedule” has the meaning set forth in the introductory paragraph in Article 5.

“Purchaser Stock Price” has the meaning set forth in Section 3.1(a)(xiv). “Purchaser's Balance Sheet” has the meaning set forth in Section 5.4. “Securities Act” means the Securities Act of 1933, as amended.

“Series A Allocation” has the meaning set forth in Section 3.1(a)(xv).

“Series A Preferred Stock” has the meaning set forth in Section 4.4.

“Series A Pro-Rata” has the meaning set forth in Section 3.1(a)(xvi).

“Series B Allocation” has the meaning set forth in Section 3.1(a)(xvii).

“Series B Preferred Stock” has the meaning set forth in Section 4.4.

“Series B Pro-Rata” has the meaning set forth in Section 3.1(a)(xviii).

“Series C Allocation” has the meaning set forth in Section 3.1(a)(xix).

“Series C Preferred Stock” has the meaning set forth in Section 4.4.

“Series C Pro-Rata” has the meaning set forth in Section 3.1(a)(xx).

“Series D Allocation” has the meaning set forth in Section 3.1(a)(xxi).

“Series D Preferred Stock” has the meaning set forth in Section 4.4.

“Series D Pro-Rata” has the meaning set forth in Section 3.1(a)(xxii).

“Series D-1 Preferred Stock” has the meaning set forth in Section 4.4.

“Stockholder” means any holder of Company Capital Stock other than the Purchaser.

“Stockholder Materials” has the meaning set forth in Section 7.6.

“Stockholders Agreement” means that certain Stockholders Agreement dated of even date herewith among the Purchaser, Himax Technologies, Inc., the parent company of the Purchaser, and certain Stockholders.

“Stockholder Representative” has the meaning set forth in the introductory paragraph.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other

Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” means (a) any federal, state, local, foreign and other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental (including taxes under Section 59A of the Code), capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment and social security or other tax of whatever kind (including any fee, assessment and other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any related contest or dispute and (c) any items described in this paragraph that are attributable to another Person but that the Company is liable to pay by Law, by Contract or otherwise, whether or not disputed.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transmittal Documentation” has the meaning set forth in Section 3.3(a)(iii).

“Transmittal Letter” has the meaning set forth in Section 3.3(a)(ii).

“U.S.GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

* INDICATES OMISSION OF MATERIAL WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THIS INCLUDES OMISSION OF A TOTAL OF 53 PAGES WITH RESPECT TO THE DOCUMENTS MARKED WITH †.

Exhibit B

Calculation of Merger Consideration

The “the percentage of Purchaser Fully Diluted Capital Stock” for the purposes of the definition of “Merger Consideration” under the Agreement shall be determined by measurement of the achievement of Milestones between the Agreement Date and the Purchase Option Termination Date (October 31, 2011) as set forth in this Exhibit B, which includes in addition to this document, the following documents:†

*

*

*

*

*

The following abbreviations used in this Exhibit B have the following meanings:

“AMB” means as measured by.

“CMOS” means a complementary metal oxide semiconductor.

“HTHHOP” means high temperature, high humidity operation.

“LTOP” means low temperature operation.

“MMD” means micro mirror display.

“MP” means mass product with respect to an order.

“QDS” means the Quality Description Sheet applicable to the relevant product as noted above.

* INDICATES OMISSION OF MATERIAL WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Other relevant terms are defined in the related documents.

Milestone	Weight	Less than low score	Low score	Medium score	Hi Score
A. Cumulative yield from CMOS through mirror for XGA in TSMC and SVTC defined as product of CMOS, post and mirror QDS yield measured at cell level but not including yield loss caused by cell making. *	20%	*	*	*	*

B. Cumulative yield from CMOS through mirror for WXGA in Silterra defined as product of CMOS, post and mirror QDS yield measured at cell level but not including yield loss caused by cell making. See *	30%	*	*	*	*

C. Cumulative cell assembly, packaging and test yield defined as product of cell making and packaging QDS yield but not including yield loss caused by MEMS. See *	10%	*	*	*	*

D. Reliability on failure modes known at Commencement Date. *	10%	*	*	*	*

* INDICATES OMISSION OF MATERIAL WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

E. Number of tier-1 brand customers starting mass production AMB first MP order placed of at least 1K pieces. Parties agree that * are considered tier-1. Other customers to be agreed between parties on case by case basis	10%	*	*	*	*

F. SP Sales at acquisition dateIII	10%	*	*	*	*
G. Q3 2011 SP operating expenses excluding cost of sales and but including depreciation	10%	*	*	*	*

H. Percentage of Purchaser Fully Diluted Capital Stock issuable as a result of milestone achievements.	100%	0%	8%	15%	20%

The Percentage of Purchaser Fully Diluted Equity Capital Stock issuable as a result of milestone achievements is calculated based on weighted achievement of milestones by (i) measuring for each milestone the achievement level in columns Less than Low Score, Low Score, Medium Score or High Score, and (ii) multiplying the factor in the “Weight” column for such milestone by the relevant Percentage of Purchaser Fully Diluted Equity Capital in Row H, related to the applicable column for such milestone achievement, and (iii) adding the sum of the resultants measurements.

The following example illustrates this calculation:  If the Company were to achieve the Hi score for Milestones A and B, Medium Score for Milestones C and D, Low Score for E, and less than Low Score for Milestones F and G, then the Percentage of Purchaser Fully Diluted Equity Capital Stock issuable as a result of milestone achievements would be calculated as follows:

* INDICATES OMISSION OF MATERIAL WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

High Score Row H x Milestone A Weight Factor	(20% x 20%)	4.0%

High Score Row H x Milestone B Weight Factor	(20% x 30%)	6.0%

Medium Score Row H x Milestone C Weight Factor:	(15% x 10%)	1.5%

Medium Score Row H x Milestone D Weight Factor	(15% x 10%)	1.5%

Low Score Row H x Milestone E Weight Factor	(8% x 10%)	0.8%

Less than Low Score Row H x Milestone F Weight Factor	(0% x 10%)	0.0%

Less than Low Score Row H x Milestone G Weight Factor	(0% x 10%)	0.0%

Percentage of Purchaser Fully Diluted Equity Capital		13.8%

For all quantitative milestones, the milestone scoring assumes a proportional score following the ranges above.  If for example a yield milestone scores exactly between low and mid case the equity awarded would be proportional between mid case and low case: (8%+15%)/2=11.5%, corrected for the weight of the respective milestone.

*      *      *      *      *

*

*

(III) For the purposes of Milestone F, sales is defined as the sum of (i) 100% of the amount of all completed orders; plus (ii) the amount of all other orders in hand with a delivery date within 3 months after the acceptance of the order, discounted by the Risk Percentage, if any, described below.  To account for the risk of customers cancelling orders after the Purchase Option Termination Date (October 31, 2011), we have agreed following discounting method:

* INDICATES OMISSION OF MATERIAL WHICH HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

For all orders that are not fulfilled we reduce their value for the purpose of Milestone F by a Risk Percentage over the amount that has not been paid on the Acquisition Date (i.e, full credit will be given for prepayments):
The Risk Percentage for orders with planned delivery from Jan 1 2012 to Jan 31 2012 is 25%.
The Risk Percentage for orders with planned delivery from Dec 1 2011 to Dec 31 2011 is 20%.
The Risk Percentage for orders with planned delivery from Nov 1 2011 to Nov 30 2011 is 15%.
For example if a customer placed a $500,000 order on Oct 31 2011 and prepaid $100,000, the Risk Percentage would be 25% over the open $400,000, equals $100,000.  Hence for the purpose of this milestone the total recognized Sales from this order would be $100,000 (prepaid) + $400,000 (remaining order amount) - $100,000 (25% of the remaining order amount)= $400,000 worth of Sales.

EXHIBIT C

Final Merger Consideration Allocation Schedule

[Reserved]

EXHIBIT D

FIRPTA Certificate

[Reserved]

EXHIBIT E

[Reserved]

EXHIBIT F

Form of Agreement to Exchange Shares

SHARE EXCHANGE AGREEMENT

 THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made as of [________] [●], 2010, by and among:

(i)	Himax Display Inc., a corporation organized under the laws of the Republic of China, located (the “Himax Display”); and

(ii)	EACH OF THE PARTIES LISTED IN EXHIBIT A HERETO (collectively, the “Equityholders” and each an “Equityholder”).

RECITALS

A. Himax Display and Spatial Photonics, Inc, a Delaware corporation (“Spatial Photonics”) have entered into an Agreement and Plan of Merger dated _______, 2010 (the “Merger Agreement”) pursuant to which Merger Sub shall merge with and into the Spatial Photonics (the “Merger”).

B. Immediately prior to the consummation of the Merger, each of the Equityholders will be the record owner of, as the context may require, (i) Common Stock, ____ par value per share, of the Company or (ii) Series A Preferred Stock, ____ par value per share, of the Company; (iii) Series B Preferred Stock, ____ par value per share, of the Company; (iii) Series C Preferred Stock, ____ par value per share, of the Company; (iv) Series D Preferred Stock, ____ par value per share, of the Company; (v) Class M Stock, ____ par value per share, of the Company.  The securities referenced in (i) to (v) above are hereinafter collectively referred to as the “Company Equity Interests”).  The class or series of Company Equity Interests to be held by each Equityholder immediately prior to the consummation of the Merger is set forth in Exhibit B of this Agreement.

C.           Each of the Equityholders wishes to exchange such Equityholder’s respective portions of the Company Equity Interests by operation of the Merger and pursuant to the terms and conditions of the Merger Agreement for the common stock issued by Himax Display on the conditions set forth herein and in the Merger Agreement, and Himax Display desires to purchase the Company Equity Interests, pursuant to the terms and conditions of this Agreement and the Merger Agreement.

D.           Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Merger Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.	Exchange of Shares.

1.1       Exchange of Company Equity Interests for Himax Display Common Stock.  Upon execution by each of the parties hereto, subject to the terms and conditions of the Merger Agreement, each Equityholder hereby, severally and not jointly, agrees to sell, assign and convey unto Himax Display by operation of the Merger and pursuant to the terms and conditions of the Merger Agreement all of his, her or its right, title and interest in and to his, her or its respective Company Equity Interests in exchange for the common stock issued by Himax Display.  Himax Display shall purchase such Company Equity Interests upon such sale by operation of the Merger and pursuant to the terms and conditions of the Merger Agreement and, by issuing common stock to such Equityholders pursuant to the Merger Agreement and an exchange ratio set forth on Exhibit C attached hereto.

The number of common stock issued by Himax Display to be received by each Equityholder pursuant to this Section 1.1 is set forth as Exhibit D.

1.2  Closing. The closing of the purchase and sale of the Company Equity Interests by operation of the Merger and pursuant to the terms and conditions of the Merger Agreement shall take place as specified in the Merger Agreement (the “Closing”).

1.3  Equityholder’s Covenants.

At the Closing, each of the Equityholders and Himax Display shall take such actions and deliver such instruments as are specified in the Merger Agreement so that the Company Equity Interests shall be acquired by Himax Display pursuant to the terms of the Merger Agreement.

1.4  Himax Display’s Closing and Other Obligations.  No later than the date specified in the Merger Agreement, Himax Display shall deliver to the Equityholders evidence of the issuance of the common stock of Himax Display.

2.	Termination. This Agreement shall terminate automatically and be of no further force and effect upon the termination of the Merger Agreement in accordance with its terms.

3.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of China.

4.
Amendment of Agreement.  Any provision of this Agreement may be amended by a written instrument signed by (i) Equityholders having the right to receive a majority of Himax Display’s common stock to be issued pursuant to the Merger Agreement; and (ii) Himax Display.

2

IN WITNESS WHEREOF, the parties hereto have executed this Share Exchange Agreement as of the date first above written.

[Signature Page to Follow]

3

Himax Display, Inc.

By:
Title:
[ ]

[Name of Equityholder]

By:
Title:
Address:

4

EXHIBIT A

Name of Equityholder	Address of Equityholder

5

EXHIBIT B

Name of Equityholder	Type of Company Equity Interests	Number of Company Equity Interests

TOTAL

6

EXHIBIT C

Each Company Equity Interest shall be exchanged by operation of the Merger and pursuant to the terms and conditions of the Merger Agreement into Himax Display’s common stock at the exchange ratio(s) of [______]

7

EXHIBIT D

Name of Equityholder	Number of Himax Display’s To Be Received

8

EXHIBIT G

Form of Cooperation Agreement

Cooperation Agreement

This Agreement is made as of November [●], 2010 by and between the following parties:

Himax Display Inc., a corporation organized under the laws of the Republic of China (“Himax Display”);

and

Spatial Photonics, a Delaware corporation (“Spatial Photonics”).

WHEREAS, Himax Display and Spatial Photonics agree to look for an opportunity of strategic alliance with respect to each party's individual business;

WHEREAS, Himax Display and Spatial Photonics have entered into an Agreement and Plan of Merger dated November __, 2010 (the “Merger Agreement”);

WHEREAS, in accordance with the terms set forth in the Merger Agreement, a wholly owned subsidiary of Himax Display shall merge with and into Spatial Photonics (the “Merger”); and

WHEREAS, Himax Display and Spatial Photonics’ shareholders are contemplating a share exchange by operation of law pursuant to the Merger and pursuant to Paragraph 6, Article 156 of the ROC Company Law whereby Himax Display will issue common shares pursuant to Paragraph 6, Article 156 of the ROC Company Law as the consideration for 100% of the capital stock in Spatial Photonics held by its shareholders (“Share Exchange”) in accordance with the Merger Agreement.  Himax Display and Spatial Photonics’ shareholders have entered into a Share Exchange Agreement (“Share Exchange Agreement”) on [_______], 2010 to regulate matters pertaining to the Share Exchange.

WHEREAS, Himax Display agrees to effect the Share Exchange and desires to engage in closer business cooperation with Spatial Photonics after Himax Display acquires Spatial Photonics’ shares held by Spatial Photonics’ shareholders.

Now, therefore, in consideration of the facts above, the parties agree as follows:

Article 1  Share Exchange

1.1	Spatial Photonics agrees to cooperate with and help to effect the Share Exchange and facilitate the implementation of the Share Exchange Agreement to the extent Spatial Photonics is able to do so.

1.2	Himax Display shall issue its common shares to Spatial Photonics’ shareholders lawfully and effectively on the date of the consummation of the Share Exchange in accordance with the Share Exchange Agreement.

Article 2  Business Cooperation

The parties undertake to each other to expand the business cooperation between them in the manner below as of the date of this Agreement:

Both parties shall seek synergy in the product development and strategy of each party's business, and each party will support the other party’s business operations.

Article 3  Effectiveness; Term; Termination

Unless otherwise provided by this Agreement or agreed between the parties, this Agreement shall become effective upon the effective time of the Merger in accordance with the Merger Agreement (“Effective Time”).  Prior to the Effective Time, this Agreement shall be of no force or effect and neither party shall have any rights or obligations under this Agreement.  After the Effective Time, this Agreement can be terminated upon the mutual consent of Himax Display and Spatial Photonics or upon termination of the Merger Agreement.  For purposes of clarification, if the Merger Agreement terminates for any reason prior to the Effective Time, then this Agreement shall terminate automatically at such time without having ever had any force or effect.

Article 4  Others

4.1
This Agreement is governed by the law of the Republic of China.  The parties agree to refer any dispute by either party over the interpretation or performance of this Agreement to the R.O.C. Arbitration Association for arbitration in Taipei.  Both parties agree that for the panel, each party will appoint its own arbitrators, and the two arbitrators will together appoint a chief arbitrator in accordance with the R.O.C. Arbitration Law, and the arbitration will be conducted in English.

4.2
Where it is necessary to amend any provision of this Agreement pursuant to the instruction of the competent government authority, amendment of this Agreement shall as soon as possible be made according to the instruction of the competent authority.

4.3
Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.

4.4	No amendment or revision of this Agreement will be effective without the prior written consent of the parties hereto.

4.5	Headings used in this Agreement are inserted for ease of reference only and are not to be considered in construing or interpreting this Agreement.

4.6	Neither party may assign the rights to this Agreement to any third party or have a third party assume the obligations under this Agreement, absent the prior written consent of the other party.

4.7	This Agreement does not grant any right or compensation to any party other than the parties to this Agreement, whether in an express or implied manner.

4.8	Each party is to bear its costs and taxes arising out of this Agreement.

4.9	All attachments to this Agreement shall form an integral part of this Agreement.

[signatures follow on next page]

SIGNED BY:

Himax Display Inc.	Spatial Photonics, Inc.

By:	By:
Title	Title
Address: 2F No. 26 Zih Lian Road Tree Valley Park Sinshih Township Tainan County74148 Taiwan	Address: 930 Hamlin Ct. Sunnyvale, CA 94089 United States of America

[Signature Page to Cooperation Agreement]

EXHIBIT H

Intellectual Property Agreement

INTELLECTUAL PROPERTY AGREEMENT

THIS INTELLECTUAL PROPERTY AGREEMENT (this “Agreement”) is entered into as of
_________________, by and among Spatial Photonics, a Delaware corporation (“SP”), Himax, a corporation organized under the laws of the Republic of China (“Himax”) and Himax Display, corporation organized under the laws of the Republic of China (“HD”).

RECITALS

WHEREAS, SP, Himax and HD (each a “Party” and collectively “the Parties”) are contemplating that HD will make an investment in SP with the possibility that the companies may be merged at some time in the future, pursuant to the terms of a merger agreement (the “Merger Agreement”);

WHEREAS, the parties wish to undertake certain technology development activities in connection with the Project;

WHEREAS, the Parties wish to provide for the allocation of intellectual property rights in the technology developed in connection with the Project;

WHEREAS, technology and related inventions may be created by each Party in connection with the Project separately by employees or consultants of SP, by employees or consultants of Himax or HD, or jointly by employees or consultants of both SP on the one hand, and employees or consultants of either Himax, HD, or both, on the other hand; and

WHEREAS, the Parties wish to provide for the ownership and licensing rights to such technology and inventions created in connection with the Project.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual representations, warranties and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

ARTICLE 1
DEFINITIONS

For the purposes of this Agreement, the following definitions set forth below apply:

1.1       “Derivation” means, with regard to any Proprietary Matter, any derivative work from, improvement to, derivation, modification, or reproduction of such Proprietary Matter.

1.2       “Excluded IP Assets” means any and all Proprietary Matter owned by a Party and not licensed to the other Party or jointly owned by the Parties pursuant to this Agreement.

1.3       “Developed Technology” means technology developed by the Parties individually or collaboratively after the Effective Date in connection with the Project.

1.4        “H/HD” means Himax and Himax Display, collectively.

1.5        “H/HD Project Technology” means Developed Technology owned by H/HD pursuant to this Agreement.

1.6       “Project” means the development project undertaken by the Parties, including joint development and separate development activities, involving H/HD engineers working with SP employees at No. 26, Zih Lian Road, Tree Valley Park, Sinshih, Tainan County, Taiwan 74148 (R.O.C.) for the purpose of cooperation and development of electronic systems and cell assembly, as well as packaging and testing relating to MEMS Technology.

1.7        “Proprietary Project Technology” means H/HD Project Technology and SP ProjectTechnology.

1.8       “Proprietary Matter” means any technology, invention, creation, development, discovery, process, method, equipment, practice, work, know-how, information, software, code, data, device, product, design, application, implementation conception or idea.

1.9       “Proprietary Rights” means any and all rights in or to or covering: (i) inventions, invention disclosures, and technology, and improvements thereto, (ii) patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (iii) trademarks, service marks trade names, and related rights, including all goodwill associated therewith; (iv) copyrights, works or authorship and all applications, registrations, and renewals in connection therewith; (v) mask works and all applications, registrations, and renewals in connection therewith; (vi) trade secrets; and (vii) other proprietary, intellectual or industrial property rights, whether existing now or being recognized or created in the future.

1.10     “SP Project Technology” means Developed Technology owned by SP pursuant to this Agreement.

ARTICLE 2
OWNERSHIP

2.1       Background Property. Each Party shall retain all rights, title, and interest in and to any Proprietary Matter owned, licensed, acquired, developed, discovered, conceived, authored, or created by or for such Party (alone or with another person) prior to this Agreement or independently from this Agreement, any and all Derivations thereof, and any and all Proprietary Rights therein and thereto (“Background Property”).

2.2       Separately Developed Property. A Party that acquires, develops, discovers, conceives, authors, or creates any Proprietary Matter as part of or in connection with this Agreement or otherwise, alone or with another person, but without participation of or as a result of any joint development with the other Party, shall own such Proprietary Matter, any and all Derivations thereof, and any and all Proprietary Rights therein and thereto (“Separately Developed Property”) without any right thereto of the other Party under or as a result of this Agreement, except as provided herein.

2.3       Reservation of Rights. Nothing in this Agreement assigns, transfers, conveys, or grants any rights, title, interest, license, or entitlement of any kind in or to any Background Property, any Separately Developed Property or any Excluded IP Assets of the other Party, except solely (i) if and to the extent that the owner or rightholder of any Background Property, Separately Developed Property or Excluded IP Assets expressly makes in writing any such assignment, transfer, conveyance or grant in or to Background Property and/or any Separately Developed Property, or (ii) as specifically stated in this Agreement.

2

2.4      Jointly Developed Property.

(a)       Jointly Developed Technology -- with respect to Developed Technology that is developed, conceived or reduced to practice jointly by the Parties (and/or their respective agents and contractors) the Parties shall jointly own and retain (without any obligation of accounting) all Proprietary Rights in such Developed Technology.(“Jointly Owned Technology”).

(b)       Right to Use Jointly Owned Technology. Each Party shall have the right to use, commercialize, and exploit any Jointly Owned Technology, without need for any notice to, or consent or approval by, the other Party, including, without limitation, using, offering, selling, leasing, otherwise disposing of, importing, and exporting any product or services, and reproducing, distributing, creating Derivations from, performing, and displaying any work, and otherwise exercising any Proprietary Rights in Jointly Owned Technology. Neither Party shall have any obligation or liability to the other Party to account for, or be liable for, any revenue, royalties, income, profits, or other returns or results from any of its use, commercialization or exploitation of any Jointly Owned Technology, and such other Party shall have no right, title or interest of any kind therein. Neither Party may sublicense Jointly Owned Technology, except in accordance with Section 3.5.

(c)       License to Background Property. If and to the extent that any Jointly Owned Technology contains, or that use or exploitation of any Proprietary Project Technology licensed to the other Party under Article 3 necessarily uses, exploits or is covered by, a Party’s Background Property, such Party hereby grants a non-exclusive, worldwide, irrevocable, perpetual license, free of any royalty, license fee or other payment obligation, under such Party’s Proprietary Rights in and to such Background Property to the other Party to use and otherwise engage in activities related to such Background Property as and to the extent necessary for such other Party to use or exploit any Jointly Owned Technology or Proprietary Project Technology pursuant to its license under Article 3, except that the license under this Section 2.4(c) does not apply or extend to any trademarks, service marks, trade dress, logos, trade names, domain names, brand names, and corporate names, or like Proprietary Rights The license under this Section 2.6(c) is non -assignable and non-transferable, except as provided in Section 2.4(d) below. The licensed Party under this Section 2.4(c) does not have the right to grant, and may not grant, any sublicense or the right to grant any further sublicenses under the license in this Section 2.4(c), except as and to the extent necessary for such licensed Party to use or exploit any Jointly Owned Technology or Proprietary Project Technology as provided in Section 3.5.

(d)       Transfer of Jointly Owned Technology. Each Party may transfer, assign, or convey, or grant any non-exclusive licenses to, its co-ownership interest in any Jointly Owned Technology to any third party with notice to the other Party, only in connection with a sale by a Party of (i) all its Proprietary Rights, or (ii) the business of the Party to which the Jointly Owned Technology relates. Any transferee, assignee, or conveyee of, or grantee of a non-exclusive license under, such co -ownership interest shall agree in writing to the provisions, and to comply with the provisions, set forth in this Section 2.4(d).

2.5       Release of Claims to Intellectual Property Rights. Each Party shall obtain and maintain in effect written agreements with each of its employees and contractors who participate in or contribute to any of the Developed Technology hereunder containing each such employee’s release of any claim or interest in any Proprietary Rights created in the performance of the development activities under the Project, and other terms sufficient for the Party to comply with all provisions of this Agreement and to support all grants and assignments of rights and ownership made by it hereunder.

2.6        Intellectual Property Assignment. Where certain Proprietary Rights specified in Article 2 are intended by Article 2 to vest in an applicable Party (the “Entitled Party”), but which Proprietary Rights have not so vested, the other Party (the “Assignor”) hereby assigns, transfers and convey (and agrees to

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assign, transfer and convey) to the Entitled Party as much of Assignor’s right, title and interest in and to such Proprietary Rights as was to have to have vested in the Entitled Party under Article 2. To the extent that the Assignor may not assign such Proprietary Rights under applicable law, the Assignor hereby grants and agrees to grant to the Entitled Party an exclusive, worldwide, perpetual, irrevocable, royalty free, paid up and unconditional license, or if such grant would be invalid or not fully enforceable under applicable law, such other right and license as the Entitled Party reasonably requests in order to acquire a legal position as close as possible to that contemplated by the parties under this Article 2.

2.7       Assignment Assistance. The Assignor shall provide, at the Entitled Party’s expense, all assistance reasonably required by the Entitled Party to consummate, record and perfect the foregoing assignment and to protect, enforce and defend its Proprietary Rights, including, but not limited to, signing all papers and documents necessary to register and/or record such assignment with the United States Patent & Trademark Office, United States Copyright Office, other state and federal agencies and all corresponding government agencies and departments in all other countries. Assignor hereby appoints the Entitled Party as its attorney-in-fact to act as Assignor to execute and file the papers and documents specified in this Section 2.7 (Assignment Assistance) if Assignor is unwilling or unable to comply with the foregoing sentence of this Section 2.7 (Assignment Assistance). In addition, both Parties shall have their respective employees, consultants and agents assign or otherwise transfer to such Party all Proprietary Rights arising out of any work such employees, consultants or agents perform in connection with the Project.

2.8       Independent Development. Subject to Section 6.2 (Confidentiality), nothing in this Agreement will impair either Party’s right to acquire, license, develop, manufacture or distribute itself, or through third parties on its behalf, technology similar to that to be developed under this Agreement or to market and distribute such similar technology in addition to or in lieu of the technology contemplated for development. Further, neither Party will have any obligations to limit or restrict the assignment or reassignment of any employees or contractors in connection with the development of such similar technology nor the technology contemplated by this Agreement.

2.9       Enforcement of Proprietary Rights. The parties will cooperate reasonably and in good faith with regard to prosecution, maintenance and enforcement of patents and other Proprietary Rights in connection with the Developed Technology under this Agreement.

ARTICLE 3
INTELLECTUAL PROPERTY LICENSES

3.1       SP Development License Grants. SP hereby grants to H/HD, under SP’s Proprietary Rights, a non-exclusive, worldwide, nontransferable, royalty-free non-sublicenseable (except as provided in Section 3.5) perpetual license to make, use, manufacture, market, distribute, offer for sale, sell and support SP Project Technology and to modify, have modified, make or have made Derivatives of, the SP Project Technology.

3.2       H/HD Development License Grants. H/HD hereby grants to SP, under H/HD’s Proprietary Rights, a non-exclusive, worldwide, nontransferable, royalty-free, non-sublicenseable (except as provided in Section 3.5) perpetual license to make, use, manufacture, market, distribute, offer for sale, sell and support H/HD Project Technology and to modify, have modified, make or have made Derivatives of such H/HD Technology

3.3       Third Party Licenses. Each Party agrees to use its reasonable efforts to notify the other Party in the event that it is notified by a third party that third party licenses, consents or releases are required for the development or other activities contemplated by this Agreement. In the event that a Party determines that it needs to obtain a license or other rights from any third party in connection with its

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development obligations set forth in this Agreement, to the extent economically feasible, such Party shall obtain a license and pay all license fees and royalties, if any, with respect to any such third party license or other rights.

3.4       No Implied License. Except as expressly granted under Article 2 (Intellectual Property Ownership) or Article 3 (Intellectual Property Licenses), no licenses are granted either by implication, estoppel or otherwise with respect to either Party’s Proprietary Matter or Proprietary Rights. All rights not expressly granted are reserved. Without limiting the generality of the foregoing, except as may be expressly provided in a separate written agreement signed by the parties, no license is granted herein by either Party under any of its trademarks, trade names, service marks, corporate names, and the like. Nothing in this Agreement prohibits either Party from licensing its own technology and Proprietary Rights to a third party.

3.5       Sublicensing. Subject to the terms and conditions of this Agreement, the licenses granted in this Article 3 (Intellectual Property Licenses) shall include the right of a Party to sublicense: (a) their respective affiliates and contractors, without the right to grant further sublicenses, to the extent necessary for such affiliates and contractors to perform their obligations in relation to a particular Project; and (b) their respective current or potential customers, without the right to grant further sublicenses, solely in connection with such customer’s use of a licensed product purchased from the licensed Party here under.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1       Authority. Each Party each represents and warrants that it has the full corporate power and authority to grant the rights and licenses granted hereunder in this Agreement, and that such grants will not conflict with, or violate the Proprietary Rights, of any third person.

4.2  WARRANTY DISCLAIMER. EXCEPT AS SET FORTH ABOVE IN THIS ARTICLE 4 (REPRESENTATIONS AND WARRANTIES), ALL SP PROJECT TECHNOLOGY, H/HD PROJECT TECHNOLOGY AND ALL OTHER PROPRIETARY MATTER ARE PROVIDED UNDER THIS AGREEMENT “AS IS” WITHOUT WARRANTY OF ANY KIND. THE PARTY USING SUCH PROPRIETARY MATTER ASSUMES THE ENTIRE RISK OF USE. EACH PARTY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO THE DEVELOPED TECHNOLOGY AND OTHER PROPRIETARY MATTER PROVIDED BY SUCH PARTY.

ARTICLE 5
TERM AND TERMINATION

5.1       Term of Development Schedule. This Agreement shall be effective upon the Effective Date and shall remain in force until the earlier of (i) completion of the Project, or (ii) the closing of the Merger Agreement, unless terminated sooner by mutual agreement of the parties.

5.2       Termination. If the relationship between the Parties is terminated (i.e. the Parties decide not to execute the Merger Agreement), either Party may terminate this Agreement, without further cause, upon ten (10) days’ prior written notice to the other Party.

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5.3       Effect of Termination. Upon the termination of this Agreement:

(a)      Promptly after termination, each Party shall collect and deliver to the other Party whatever Developed Technology, Background Technology and Confidential Information that is in its possession, custody or control (including works in progress in any form or stage of completion) that is: (i) owned by the other Party as provided in Article 2 (Intellectual Property Ownership); and (ii) not subject to any perpetual license set forth in Article 3 (Intellectual Property Ownership).

(b)      Except as otherwise provided herein, the ownership of any Developed Technology and work product related thereto (and all Proprietary Rights therein and thereto) shall be as set forth in Article 2 (Intellectual Property Ownership).

(c)      Article 2 (Intellectual Property Ownership), Article 3 (Intellectual Property Licenses), this Section 5.3 (Effect of Termination), and Article 6 (General Provisions), shall survive termination or expiration of this Agreement in accordance with their terms.

ARTICLE 6
GENERAL PROVISIONS

6.1       General Provisions Incorporated. All provisions of the Merger Agreement in Article 10 (General Provisions) between the Parties are equally applicable to this Agreement.

6.2       Confidentiality. Each Party agrees to continue to abide by that certain Mutual Nondisclosure Agreement dated as of April 19, 2010 (the “Confidentiality Agreement”), the terms of which are incorporated by reference in this Agreement and which terms will survive the termination of this Agreement. The existence of this Agreement and the terms hereof and thereof will be deemed to be confidential for purposes of the Confidentiality Agreement.

(This space intentionally left blank)

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement with legal and binding effect as of the date and year first above written.

“Himax”	“Himax Display”

Himax Technologies, Inc.	Himax Display, Inc.

By:	By:
Name:	Name:
Title:	Title:

“SP”

Spatial Photonics, Inc.

By:
Name:
Title:

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EXHIBIT I

Form of Joinder Agreement

[Reserved]